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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: MAY 19, 2003
                (Date of Earliest Event Reported: March 5, 2003)

                          SOUTHERN NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                         1-2745                        63-0196650
(State or other jurisdiction of    (Commission File Number)            (I.R.S. Employer
        incorporation)                                                Identification No.)

                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code (713) 420-2600

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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On March 5, 2003, El Paso Corporation contributed to us its 50 percent ownership interest in Citrus Corp. (Citrus), a Delaware corporation. El Paso is our parent company. Citrus operates an interstate natural gas pipeline, engages in the sale of natural gas primarily in Florida and provides construction, operation, maintenance and financial services. El Paso contributed these assets contemporaneously with our issuance of $400 million of senior unsecured notes. We intend to continue to use the acquired Citrus assets in the same manner as they were used immediately prior to the contribution.

ITEM 7.  FINANCIAL STATEMENTS

     (a) Financial Statements of Business Acquired

     The contribution of Citrus Corp to us by El Paso was required to be accounted for as a transfer between entities under common control and treated in a manner similar to a pooling of interests. The following financial information is presented to reflect our audited combined financial statements for the three years ended December 31, 2002. See a further discussion of this presentation in
Note 2 to the Combined Financial Statements.

     Below is a list of terms that are common to our industry and used throughout these financial statements:

/d       = per day
BBtu     = billion British thermal units
Bcf      = billion cubic feet
Bcfe     = billion cubic feet of natural gas equivalent
MMcf     = million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

     When we refer to "us", "we", "our", or "ours", we are describing Southern Natural Gas Company, and/or our subsidiaries.

                          SOUTHERN NATURAL GAS COMPANY

                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Operating revenues..........................................   $429     $402     $404
                                                               ----     ----     ----
Operating expenses
  Operation and maintenance.................................    161      163      178
  Depreciation, depletion and amortization..................     45       42       33
  (Gain) loss on long-lived assets..........................      1       (1)      (5)
  Taxes, other than income taxes............................     20       19       20
                                                               ----     ----     ----
                                                                227      223      226
                                                               ----     ----     ----
Operating income............................................    202      179      178
Earnings from unconsolidated affiliates.....................     55       55       49
Allowance for funds used during construction................      7        7        2
Other income................................................      2        2       --
Other expense...............................................     --       --       (2)
Interest and debt expense...................................    (57)     (48)     (38)
Affiliated interest income..................................      8       17        9
                                                               ----     ----     ----
Income before income taxes..................................    217      212      198
Income taxes................................................     87       67       66
                                                               ----     ----     ----
Income from continuing operations...........................    130      145      132
Extraordinary items, net of income tax......................     --       --       12
Cumulative effect of accounting changes, net of income
  tax.......................................................     57       --       16
                                                               ----     ----     ----
Net income..................................................   $187     $145     $160
                                                               ====     ====     ====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                            COMBINED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               2002       2001
                                                              ------     ------
                                    ASSETS

Current assets
  Cash and cash equivalents.................................  $   --     $   --
  Accounts and notes receivable
    Customer, net of allowance of $3 in both 2002 and
     2001...................................................      71         58
    Affiliates..............................................      61        372
    Other...................................................       3         13
  Materials and supplies....................................      14         13
  Other.....................................................      10         --
                                                              ------     ------
         Total current assets...............................     159        456
                                                              ------     ------
Property, plant and equipment, at cost......................   2,846      2,642
  Less accumulated depreciation, depletion and
    amortization............................................   1,319      1,304
                                                              ------     ------
         Total property, plant and equipment, net...........   1,527      1,338
                                                              ------     ------
Other assets
  Investments in unconsolidated affiliates..................     734        627
  Note receivable from affiliate............................     369         --
  Regulatory assets.........................................      34         43
  Other.....................................................       7         11
                                                              ------     ------
                                                               1,144        681
                                                              ------     ------
         Total assets.......................................  $2,830     $2,475
                                                              ======     ======

                     LIABILITIES AND STOCKHOLDER'S EQUITY


Current liabilities
  Accounts payable
    Trade...................................................  $   36     $   37
    Affiliates..............................................       9          7
    Other...................................................       1          3
  Current maturities of long-term debt......................      --        200
  Taxes payable.............................................      49         48
  Accrued interest..........................................      20         28
  Deposits on transportation contracts......................      13          1
  Other.....................................................       4         --
                                                              ------     ------
         Total current liabilities..........................     132        324
                                                              ------     ------
Long-term debt, less current maturities.....................     798        499
                                                              ------     ------
Other liabilities
  Deferred income taxes.....................................     260        186
  Other.....................................................      37         46
                                                              ------     ------
                                                                 297        232
                                                              ------     ------

Commitments and contingencies

Stockholder's equity
  Common stock, par value $1 per share; authorized and
    issued 1,000 shares at December 31, 2002, and par value
    $3.75 per share; authorized and issued 1,000 shares at
    December 31, 2001.......................................      --         --
  Additional paid-in capital................................     341        340
  Retained earnings.........................................   1,270      1,083
  Accumulated other comprehensive loss......................      (8)        (3)
                                                              ------     ------
         Total stockholder's equity.........................   1,603      1,420
                                                              ------     ------
         Total liabilities and stockholder's equity.........  $2,830     $2,475
                                                              ======     ======

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Cash flows from operating activities
  Net income................................................  $ 187    $ 145    $ 160
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation, depletion and amortization...............     45       42       33
     Deferred income tax expense (benefit)..................     64       60       24
     Net gain on the sale of assets.........................     --       (1)      (5)
     Undistributed earnings of unconsolidated affiliates....    (55)     (55)     (49)
     Extraordinary items, net of taxes......................     --       --      (12)
     Cumulative effect of accounting change, net of taxes...    (57)      --      (16)
     Other non-cash income items............................      3       (7)      (2)
     Working capital changes, net of non-cash transactions
       Accounts and notes receivable........................     (1)      10       (9)
       Accounts payable.....................................     --       (4)       1
       Taxes payable........................................     (2)     (49)      76
       Other working capital changes
          Assets............................................     13      (26)      25
          Liabilities.......................................      6       --       (4)
     Non-working capital changes
       Assets...............................................      8       18       92
       Liabilities..........................................     (2)     (21)     (96)
                                                              -----    -----    -----
            Net cash provided by operating activities.......    209      112      218
                                                              -----    -----    -----
Cash flows from investing activities
  Additions to property, plant and equipment................   (243)    (168)     (71)
  Proceeds from the sale of investments.....................     --        3      159
  Net proceeds (payments) on disposal of assets.............     (3)      10       71
  Net change in affiliated advances receivable..............    (59)    (163)    (208)
  Other.....................................................     (1)       9       --
                                                              -----    -----    -----
            Net cash used in investing activities...........   (306)    (309)     (49)
                                                              -----    -----    -----
Cash flows from financing activities
  Payments to retire long-term debt.........................   (200)    (100)      --
  Net proceeds from the issuance of long-term debt..........    297      297       --
  Net change in affiliated advances payable.................     --       --      (70)
  Dividends paid............................................     --       --     (100)
                                                              -----    -----    -----
            Net cash provided by (used in) financing
               activities...................................     97      197     (170)
                                                              -----    -----    -----
Decrease in cash and cash equivalents.......................     --       --       (1)
Cash and cash equivalents
  Beginning of period.......................................     --       --        1
                                                              -----    -----    -----
  End of period.............................................  $  --    $  --    $  --
                                                              =====    =====    =====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                    ACCUMULATED
                                          COMMON STOCK     ADDITIONAL                  OTHER           TOTAL
                                         ---------------    PAID-IN     RETAINED   COMPREHENSIVE   STOCKHOLDER'S
                                         SHARES   AMOUNT    CAPITAL     EARNINGS       LOSS           EQUITY
                                         ------   ------   ----------   --------   -------------   -------------
January 1, 2000........................  1,000     $--        $315       $  878        $  --          $1,193
  Net income...........................                                     160                          160
  Allocated tax benefit of El Paso
     equity plans......................                          3                                         3
  Contribution from El Paso............                         19                                        19
  Cash dividend........................                         --         (100)                        (100)
                                         -----     ---        ----       ------        -----          ------
December 31, 2000......................  1,000      --         337          938           --           1,275
  Net income...........................                                     145                          145
  Allocated tax benefit of El Paso
     equity plans......................                          3                                         3
  Other comprehensive loss.............                                                   (3)             (3)
                                         -----     ---        ----       ------        -----          ------
December 31, 2001......................  1,000      --         340        1,083           (3)          1,420
  Net income...........................                                     187                          187
  Allocated tax benefit of El Paso
     equity plans......................                          1                                         1
  Other comprehensive loss.............                                                   (5)             (5)
                                         -----     ---        ----       ------        -----          ------
December 31, 2002......................  1,000     $--        $341       $1,270        $  (8)         $1,603
                                         =====     ===        ====       ======        =====          ======

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Net income..................................................   $187     $145     $160
                                                               ----     ----     ----
  Net losses from cash flow hedging activities:
     Unrealized mark-to-market losses arising during period
      (net of income tax of $1 in 2002 and 2001)............     (5)      (3)      --
                                                               ----     ----     ----
     Other comprehensive loss...............................     (5)      (3)      --
                                                               ----     ----     ----
Comprehensive income........................................   $182     $142     $160
                                                               ====     ====     ====

                            See accompanying notes.

                          SOUTHERN NATURAL GAS COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     In March 2003, El Paso Corporation, our parent, contributed to us all of its 50 percent ownership in Citrus Corp. We accounted for this transaction in a manner similar to a pooling of interests and therefore have reflected the investment in Citrus at its historical cost and its operating results in our financial statements for all periods presented in these combined financial statements. See Note 2 for a discussion of this transaction. Our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder's equity.

  Principles of Combination

     Our combined financial statements include the accounts of all majority-owned, controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. Where we can exert significant influence over, but do not control, those policies and decisions, we apply the equity method of accounting. We use the cost method of accounting where we are unable to exert significant influence over the entity. The determination of our ability to control or exert significant influence over an entity involves the use of judgment of the extent of our control or influence and that of the other equity owners or participants of the entity.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

  Accounting for Regulated Operations

     Our natural gas system, storage and terminalling operations are subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978, and we apply the provisions of SFAS No. 71 Accounting for the Effects of Certain Types of Regulation to these businesses. Accounting requirements for regulated businesses can differ from the accounting requirements for non-regulated businesses. Transactions that have been recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits and other costs and taxes included in, or expected to be included in, future rates.

     Our application of SFAS No. 71 is based on the current regulatory environment and our current tariff rates. Future regulatory developments, rate cases and market conditions could impact our continued application of these guidelines. We will continue to evaluate the application of the accounting principles under SFAS No. 71 based on on-going changes in the regulatory and economic environment. Things that may influence our assessment are:

     - inability to recover cost increases due to rate caps and rate case moratoriums;

     - inability to recover capitalized costs, including an adequate return on those costs through the ratemaking process;

     - excess capacity;

     - discounting rates in the markets we serve; and

     - impacts of ongoing initiatives in, and deregulation of, the natural gas industry.

  Cash and Cash Equivalents

     We consider short-term investments with an original maturity of less than three months to be cash equivalents.

  Allowance for Doubtful Accounts

     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

  Materials and Supplies

     We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

  Natural Gas Imbalances

     Natural gas imbalances generally occur when the actual amount of natural gas received on a customer's contract at the supply point differs from the actual amount of natural gas delivered under the customer's transportation contract at the delivery point. We value imbalances due to or from shippers at specified index prices set forth in our tariff based on the production month in which the imbalances occur. Customer imbalances are aggregated and netted (by customer) on a monthly basis, and settled in cash, subject to the terms of our tariff. For differences in value between the amounts we pay or receive for the purchase or sale of gas used to resolve shipper imbalances over the course of a year, we have the right under our tariff to recover applicable losses through a storage cost reconciliation charge. This charge is applied to all volumes transported on our system. We are obligated annually to true-up any losses or gains obtained during the course of each year in calculating the following years' storage cost reconciliation charge.

     Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current.

  Property, Plant and Equipment

     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. We capitalize direct costs, such as labor and materials and indirect costs, such as overhead, interest and an equity return component for our regulated businesses as allowed by the FERC. We capitalize the major units of property replacements or improvements and expense minor items.

     We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and other characteristics are grouped and depreciated as one asset. We apply the FERC-accepted depreciation rate to the total cost of the group until its net book value equals its salvage value. Currently, our depreciation rates vary from one to 20 percent. Using these rates, the remaining depreciable lives of these assets range from one to 57 years. We re-evaluate depreciation rates each time we file with the FERC for a change in our transportation and storage service rates.

     When we retire property, plant and equipment, we charge accumulated depreciation and amortization for the original cost, plus the cost to remove, sell or dispose, less its salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in income. On non-regulated property, plant and equipment, we record a gain or loss in income for the difference between the net book value relative to proceeds received, if any, when the asset is sold or retired.

     At December 31, 2002 and 2001, we had approximately $126 million and $71 million of construction work in progress included in our property, plant and equipment.

     As a FERC-regulated company, we capitalize a carrying cost (an allowance for funds used during construction) on funds invested in our construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on our average cost of debt. Debt amounts capitalized during the years ended December 31, 2002, 2001 and 2000, were $2 million, $2 million and $1 million. These amounts are included as an offset to interest expense in our income statement. The equity portion is calculated using the most recent FERC approved equity rate of return. Equity amounts capitalized during the years ended December 31, 2002, 2001 and 2000 were $5 million, $5 million and $2 million (exclusive of any tax related impacts). These amounts are included as other non-operating income on our income statement. Capitalized carrying costs for debt and equity are reflected as an increase in the cost of the asset on our balance sheet.

  Asset Impairments

     We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset or decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. At the time we decide to exit an activity or sell a long-lived asset or group of assets, we adjust the carrying value of those assets downward, if necessary, to the estimated sales price, less costs to sell. We also classify these assets as either held for sale or as discontinued operations, depending on whether they have independently determinable cash flows.

  Goodwill and other Intangible Assets

     We adopted the provisions of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets on January 1, 2002 and recognized a pretax and after-tax gain of $57 million related to the elimination of negative goodwill related to our investment in Citrus. We reported this gain as a cumulative effect of an accounting change in our income statement. Had we continued to amortize the negative goodwill associated with our investment in Citrus, the impact to our net income would have been higher by $1 million per year.

  Revenue Recognition

     Our revenues are generated from transportation and storage services and sales under natural gas sales contracts. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity ratably over the contract period. For interruptible or volumetric based transportation services, we recognize revenues when we complete the delivery of natural gas to the agreed upon delivery point and, for storage services, when gas is injected or withdrawn from the storage facility. Finally, on natural gas sales contracts, we recognize revenues when we physically deliver gas to an agreed upon delivery point. Revenues in all services are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. We are subject to FERC regulations and, as a result, a portion of revenues we collect may possibly be refunded in a final order of a pending rate proceeding or as a result of a rate settlement.

  Price Risk Management Activities

     Citrus uses derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and records changes in the fair value of these derivatives in other comprehensive income. We have reflected our proportionate share of the impact that these derivative instruments have on Citrus' financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

  Environmental Costs and Other Contingencies

     We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when the clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

     We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

  Income Taxes

     We report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments or receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal income tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

  New Accounting Pronouncements Issued But Not Yet Adopted

     As of December 31, 2002, there were a number of accounting standards and interpretations that had been issued, but not yet adopted by us. Below is a discussion of the more significant standards that could impact us.

     Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement will require us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities we initiate after January 1, 2003. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. While there was no initial financial statement impact of adopting this standard, it will impact any guarantees we issue in the future.

2. INVESTMENT IN CITRUS

     In March 2003, El Paso contributed to us all of its 50 percent ownership interest in Citrus, a Delaware corporation with a net book value at the time of acquisition of approximately $578 million. Since both the investment in Citrus, which is accounted for as an equity investment, and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the investment in Citrus at its historical cost and its operating results in our financial statements for all periods presented, in a manner similar to a pooling of interests. Our combined financial statements reflect our ownership of Citrus in the earliest period presented combined with our results. Our combined income from continuing operations and net income for the years ended December 31, 2002, 2001 and 2000 are presented below.

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Income from continuing operations
  SNG.......................................................  $109   $107   $100
  Citrus....................................................    21     38     32
                                                              ----   ----   ----
     Combined income from continuing operations.............  $130   $145   $132
                                                              ====   ====   ====
Net income
  SNG.......................................................  $109   $107   $112
  Citrus....................................................    78     38     48
                                                              ----   ----   ----
     Combined net income....................................  $187   $145   $160
                                                              ====   ====   ====

3. INCOME TAXES

     The following table reflects the components of income tax expense included in income from continuing operations for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Current
  Federal...................................................  $20      $ 9      $37
  State.....................................................    3       (2)       5
                                                              ---      ---      ---
                                                               23        7       42
                                                              ---      ---      ---
Deferred
  Federal...................................................   61       53       20
  State.....................................................    3        7        4
                                                              ---      ---      ---
                                                               64       60       24
                                                              ---      ---      ---
          Total income tax expense..........................  $87      $67      $66
                                                              ===      ===      ===

     Our income tax expense included in income from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Income tax expense at the statutory federal rate of 35%.....  $76      $74      $69
Items creating rate differences:
  State income tax, net of federal income tax benefit.......    4        3        6
  Earnings from, and other adjustments attributable to,
     unconsolidated affiliates where we anticipate receiving
     dividends..............................................    7      (12)      (9)
  Other.....................................................   --        2       --
                                                              ---      ---      ---
Income tax expense..........................................  $87      $67      $66
                                                              ===      ===      ===
Effective tax rate..........................................   40%      32%      33%
                                                              ===      ===      ===

     The following are the components of our net deferred tax liability as of December 31:

                                                              2002     2001
                                                              ----     ----
                                                              (IN MILLIONS)
Deferred tax liabilities
  Property, plant and equipment.............................  $217     $176
  Regulatory Assets.........................................    21       21
  Investments in unconsolidated affiliates..................    40       18
  Materials and supplies....................................    11       11
  Other.....................................................    25       22
                                                              ----     ----
          Total deferred tax liability......................  $314     $248
                                                              ----     ----
Deferred tax assets
  Accrual for regulatory issues.............................  $ 31     $ 30
  Employee benefit and deferred compensation obligations....    18       14
  U.S. net operating loss and tax credit carryovers.........     7        7
  Other.....................................................     7       13
  Valuation allowance.......................................    (1)      (2)
                                                              ----     ----
          Total deferred tax asset..........................    62       62
                                                              ----     ----
Net deferred tax liability..................................  $252     $186
                                                              ====     ====

     Under El Paso's tax accrual policy, we are allocated the tax benefit associated with our employees' exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation reduced taxes payable by $1 million in 2002 and by $3 million in 2001 and 2000. These benefits are included in additional paid-in capital in our balance sheet.

     As of December 31, 2002, we had $1 million of general business credit carryovers, $1 million of charitable contribution carryovers and $16 million of net operating loss carryovers. The carryover period for the general business credits ends at various times from 2009 through 2017. The carryover period for the contribution carryover ends at various times from 2004 through 2005. The carryover period for the net operating loss ends as follows -- $14 million in 2018, $1 million in 2019 and $1 million in 2021. Usage of these carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations. We have recorded a valuation allowance to reserve for the deferred tax asset related to our general business credits.

4. CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     On January 1, 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that once SFAS No. 142 is adopted, negative goodwill should be written off as a cumulative effect of an accounting change. In March 2003, El Paso contributed its investment in Citrus to us. See Note 2 for a discussion of the accounting treatment for this transaction. As a result of our ownership in Citrus and upon adoption of SFAS No. 141, we recorded a pre-tax and after-tax gain of $57 million as a cumulative effect of an accounting change in our 2002 income statement related to negative goodwill associated with the original investment in Citrus.

     During 2000, Citrus, our equity investment, elected to early adopt the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and recorded a cumulative effect of an accounting change of $35 million net of taxes. As a result, we recorded our share of $16 million, net of $1 million in income taxes, for the year ended December 31, 2000.

5. EXTRAORDINARY ITEMS

     In March 2000, we sold Sea Robin Pipeline Company to comply with a Federal Trade Commission (FTC) order related to our former parent company's merger with El Paso. Net proceeds from this sale were $71 million and we recognized an extraordinary gain of $12 million, net of income taxes of $9 million. We treated this gain as an extraordinary item to be consistent with El Paso's presentation of this gain, since the El Paso merger with Sonat was accounted for as a pooling of interests. In May 2000, we also disposed of our one-third interest in Destin Pipeline Company to comply with the same FTC order. Net proceeds from this sale were $159 million and no material gain or loss was recognized.

6. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     As of December 31, 2002 and 2001, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments.

     The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

                                                       2002                     2001
                                               ---------------------    ---------------------
                                               CARRYING                 CARRYING
                                                AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                               --------   ----------    --------   ----------
                                                               (IN MILLIONS)
Balance sheet financial instruments:
  Long-term debt, including current
     maturities(1)...........................    $798        $696         $699        $681

---------------

     (1) We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

7. REGULATORY ASSETS AND LIABILITIES

     Our non-current regulatory assets are included in regulatory assets, and non-current liabilities are included in non-current other liabilities. These balances are presented in our balance sheets on a gross basis. Below are the details of our regulatory assets and liabilities at December 31:

                                                            DECEMBER 31,
                                                           ---------------          REMAINING
DESCRIPTION                                                2002       2001       RECOVERY PERIOD
-----------                                                ----       ----       ---------------
                                                            (IN MILLIONS)
Non-current regulatory assets
  Grossed-up deferred taxes on capitalized funds....       $32        $30            (1)
  Other(2)..........................................         2         13         6-10 years
                                                           ---        ---
     Total non-current regulatory assets............       $34        $43
                                                           ===        ===
Non-current regulatory liabilities
  Other.............................................       $ 2        $ 1            (2)
                                                           ===        ===

---------------
     (1) Amounts are recovered over the remaining depreciable lives of property, plant and equipment.

     (2) These amounts are not included in our rate base on which we earn a current return.

8. ACCOUNTING FOR HEDGING ACTIVITIES

     Citrus uses derivatives to mitigate, or hedge, cash flow risk associated with its variable interest rates on long-term debt. Citrus accounts for these derivatives under the provisions of SFAS No. 133, and records changes in the fair value of these derivatives in other comprehensive income. We have reflected our proportionate share of the impact that these derivative instruments have on Citrus' financial statements as adjustments to our other comprehensive income and our investment in unconsolidated affiliates.

     As of December 31, 2002 and December 31, 2001, the value of cash flow hedges included in accumulated other comprehensive loss was an unrealized loss of $8 million, net of income taxes and $3 million, net of income taxes. This amount will be reclassified to earnings over the terms of the outstanding debt. We estimate that $1 million of this unrealized loss will be reclassified from accumulated other comprehensive loss over the next twelve months. For the years ended December 31, 2002 and 2001, no ineffectiveness was recorded in earnings on these cash flow hedges.

9. LONG-TERM DEBT

     Our long-term debt outstanding consisted of the following at December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
  7.85% Notes due 2002......................................  $ --    $100
  8.625% Notes due 2002.....................................    --     100
  6.70% Notes due 2007......................................   100     100
  6.125% Notes due 2008.....................................   100     100
  7.35% Notes due 2031......................................   300     300
  8.0% Notes due 2032.......................................   300      --
                                                              ----    ----
                                                               800     700
  Less: Unamortized discount................................     2       1
        Current maturities..................................    --     200
                                                              ----    ----
  Long-term debt, less current maturities...................  $798    $499
                                                              ====    ====

     Aggregate maturities of the principal amounts of long-term debt for the next 5 years and in total thereafter are as follows:

YEAR                                                          (IN MILLIONS)
----                                                          -------------
2003........................................................      $ --
2004........................................................        --
2005........................................................        --
2006........................................................        --
2007........................................................       100
Thereafter..................................................       700
                                                                  ----
          Total long-term debt, including current
           maturities.......................................      $800
                                                                  ====

     We have cross-acceleration provisions that, if triggered, could result in the acceleration of our long-term debt.

     In January 2002, we repaid $100 million of our 7.85% notes due 2002. In February 2002, we issued $300 million aggregate principal amount of 8.0% notes, due 2032. Proceeds were approximately $297 million, net of issuance costs. In May 2002, we repaid $100 million of our 8.625% notes due 2002.

     In March 2003, we issued $400 million of unsecured senior notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds were used to pay a cash dividend to our parent of approximately $290 million, while $95 million was retained for future capital expenditures.

  Other Financing Arrangements

     During 1999, El Paso formed Sabine Investors, L.L.C., a wholly owned limited liability company, and other separate legal entities (collectively, these are referred to as the Trinity River financing arrangement), for the purpose of generating funds for El Paso to invest in capital projects and other assets. The proceeds from the financing transaction were collateralized by various assets of our parent, including our 50 percent ownership interest in Bear Creek.

     TSC, our affiliate, owns the remaining 50 percent interest in Bear Creek. Bear Creek has not made any cash dividend distributions since 1999. As a result of the downgrades of El Paso's credit rating below investment grade, Bear Creek's cash can be used only for purposes of redeeming the preferred membership interests that Sabine issued at the time it was formed, and for Bear Creek's operating needs. Accordingly, until the preferred membership interests were redeemed in full, we were not able to receive any cash distributions from our ownership interest in Bear Creek. Bear Creek's estimated operating cash flow for the year ended December 31, 2002, was $26 million. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River arrangement.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. El Paso's equity in several of it subsidiaries, including our equity in Bear Creek, collateralizes the revolving credit facilities and the other financing arrangements.

10. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     Key. We were named as a defendant in Randall Key v. LAI Contractors, Inc., et al., filed in 2002 in the Jefferson County Circuit Court in Jefferson County, Alabama. The plaintiff, an employee of a contractor, suffered paralysis as a result of a coupling failure during a pipeline repressuration in May 2002. The plaintiff is seeking compensatory and punitive damages against us and two other defendants. We are pursuing contribution and indemnity from the contractor or its insurers. The matter is set for trial in February, 2004. Our costs and legal exposure related to this lawsuit and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of December 31, 2002, we had no accruals for our outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2002, we had accrued approximately $4 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. Below is a reconciliation of our environmental remediation liabilities as of December 31, 2001 to our liabilities as of December 31, 2002 (in millions):

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Balance as of December 31, 2001.............................   $11     $14
Payments for remediation activities.........................    (7)     (3)
                                                               ---     ---
Balance as of December 31, 2002.............................   $ 4     $11
                                                               ===     ===

     In addition, we expect to make capital expenditures for environmental matters of approximately $5 million in the aggregate for the years 2003 through 2007. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $4 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to one active site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We are currently evaluating our potential share, if any, of the remediation costs.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. In February 2000, the FERC issued Order No. 637. Order 637 impacts the way pipelines conduct their operational activities, including how they release capacity, segment capacity and manage imbalance services, operational flow orders and pipeline penalties. In July 2001, we filed a settlement addressing our compliance with Order No. 637 and we received an order on the settlement from the FERC in April 2002. The FERC approved our settlement, subject to modifications related to our capacity segmentation proposal, and rejected our proposed changes to our cash-out mechanism. In response, we sought a rehearing and have made another compliance filing. We cannot predict the outcome of the compliance filing or the request for rehearing.

     Elba Island. In March 2000, the FERC issued an order which authorized the recommissioning of our Elba Island LNG receiving terminal near Savannah, Georgia. In July 2001, the FERC issued a final order approving a modification of the sendout facilities at the terminal subject to several conditions. In October 2001, we received an initial cargo of LNG in order to test the facilities, and also applied to increase Elba Island's initial rates to reflect an increase in capital and expenses, primarily associated with expenditures mandated by the FERC. In November 2001, the FERC authorized us to commence service, but denied our request to amend the initial rates, indicating that the increase should be filed in a separate limited proceeding. In December 2001, we filed the limited proceeding with the FERC, and received an order accepting the new rates effective March 1, 2002, subject to refund. On October 10, 2002, the FERC approved a settlement that permits us to track certain dredging costs but otherwise preserves the filed rates that became effective on March 1, 2002. In January 2003, we filed to increase the dredging tracker. The FERC accepted this increase in an order issued February 26, 2003.

     Elba Island LNG Expansion. On May 31, 2002, we applied to expand the Elba Island LNG terminal based on a precedent agreement for new firm terminalling service we entered into with Shell NA LNG in December 2001. This expansion adds a new marine slip, a fourth storage tank with a capacity of 3.3 Bcfe, and new pumps and vaporizers that increase the design sendout rate from 446 MMcf/d to 806 MMcf/d and the maximum sendout rate from 675 MMcf/d to 1,215 MMcf/d. On November 20, 2002, the FERC issued a Preliminary Determination on Nonenvironmental Issues authorizing the proposed expansion, subject to completion of a favorable environmental assessment. Marathon Oil Company filed a request for rehearing on December 18, 2002, which raised issues concerning the potential adverse impact of the proposed expansion on existing customers. On April 10, 2003, the FERC issued a final order authorizing the proposed expansion and denying Marathon's request for rehearing. On April 25, 2003, we agreed to extend until May 23, 2003, the period of time in which Shell may exercise termination rights under the precedent agreement. If Shell seeks to terminate the agreement, we will assert damage claims against Shell.

     South System I Expansion. In May 2000, we applied to expand our pipeline system by 336 million cubic feet per day (MMcf/d), at an estimated cost of $146 million, to serve new power generation loads being sited adjacent to our south system. We received a certificate order from the FERC in March 2001. In July 2001, the FERC approved an amendment to the South System I Expansion, which reduced its cost slightly. The first phase of the new facilities was completed and placed in-service in June 2002. The Alabama Municipal Distributors Group and others filed appeals of the FERC's orders authorizing this project in the United States Court of Appeals for the D.C. Circuit; which dismissed the appeal for want of jurisdiction on December 17, 2002.

     South System II Expansion. In October 2001, we applied with the FERC to expand our south system by 360 MMcf/d at an estimated cost of $246 million, to serve existing, new and expanded gas-fired electric generation facilities. Two shippers requested a delay in the commencement of their services and one shipper requested to reduce service quantity. As a result, in April 2002, we filed an amendment to the certificate application to reflect these changes. On September 20, 2002, the FERC issued a certificate authorizing the project, as modified.

     On November 18, 2002, we filed a petition to amend the September 20 order to change the construction schedule to three phases and to provide for the joint ownership of the Port Wenworth meter station. On February 5, 2003, the FERC denied a request for rehearing of the September 20 order. On February 28, 2003, the FERC granted our requested amendment. Construction will now be completed in three phases for this expansion.

     On March 26, 2003, one of the expansion shippers that had been determined to be non-creditworthy filed a complaint with the FERC requesting a finding that a $21 million security bond that it had been required to provide, representing an amount equivalent to approximately 30 months of reservation charges, violates provisions in our effective tariff, our firm transportation agreement and FERC's policy on security requirements for non-creditworthy parties. We filed our answer with the FERC on April 10, 2003, stating that our creditworthiness policy is consistent with both our effective tariff and our service agreement and has been consistently applied to all similarly situated shippers. We further stated that our actions in requiring the posting of 30 months of security by non-creditworthy shippers that desired to participate in the expansion project was consistent with FERC policy, which states that pipelines cannot be required to construct facilities, on other than mutually agreeable terms, for the benefit of new shippers. This matter remains pending before the FERC.

     Termination of Blanket Marketing Authority. Contemporaneously with our issuance of notes in March 2003, El Paso contributed its 50 percent interest in Citrus to us. Enron owns the other 50 percent interest. On March 26, 2003, the FERC issued an order directing Citrus Trading Corporation (CTC), a direct subsidiary of Citrus, to show cause, in a proceeding initiated by the order against various Enron affiliates, why the FERC should not terminate CTC's blanket marketing certificates by which CTC is authorized to make sales for resale at negotiated rates in interstate commerce of natural gas subject to the Natural Gas Act of 1938. On April 16, 2003, CTC filed its answer to the show cause order, denying that it had engaged in any of the activities cited by the FERC as justifying the revocation of its blanket marketing certificate.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for ANR Pipeline Company (an El Paso subsidiary) and us to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003. On April 2, 2003 we received an additional request for information, to which we fully responded on April 15, 2003.

     Other Matters

     Duke. Contemporaneously with our issuance of notes in March 2003, El Paso contributed to us its 50 percent interest in Citrus. On March 7, 2003, Citrus Trading Corp. (CTC), a direct subsidiary of Citrus, filed suit against Duke Energy LNG Sales, Inc. titled Citrus Trading Corp. v. Duke Energy LNG Sales, Inc. in the District Court of Harris County, Texas seeking damages for breach of a gas supply contract pursuant to which CTC was entitled to purchase, through August 2005, up to 30.4 billion cubic feet per year of regasified liquefied natural gas
(LNG). On April 14, 2003, Duke forwarded to CTC a letter purporting to terminate the gas supply contract effective April 16, 2003, due to the alleged failure of CTC to increase the amount of an outstanding letter of credit backstopping its purchase obligations. On April 16, 2003, Duke filed an answer to the complaint, averring variously that (1) CTC had triggered the early termination of the gas supply agreement by allegedly failing to provide an adequate letter of credit to Duke; (2) CTC had breached the gas supply contract by allegedly violating certain use restrictions that required volumes equivalent to those purchased by CTC from Duke to be sold by CTC into the power generation market in the State of Florida; and (3) Duke was partially excused from performance under the gas supply agreement by reason of an alleged loss of supply of LNG on January 15, 2002 and would be fully excused from providing replacement gas upon the earlier of (i) 730 days or (ii) the incurrence of replacement costs equal to $60 million, escalated by the GNP implicit price deflator commencing January 1990 (approximately $79.2 million as of December 31, 2002). On April 29, 2003, Duke removed the pending litigation to federal court, based on the existence of foreign arbitration with its supplier of LNG, Sonatrading Amsterdam B.V., which had allegedly repudiated its supply contract as of January 27, 2003. On May 1, 2003, CTC notified Duke that it was in default under the gas supply contract, demanding cover damages of $2.7 million for alternate supplies obtained by CTC beginning April 17, 2003. The outcome of this litigation is not currently determinable. However, using forward pricing as of March 31, 2003, the impact of contract termination, based on one or more of the allegations put forward by Duke, would be a reduction in value of approximately $50 million to $85 million in CTC's mark-to-market portfolio. Also, the termination of the gas supply contract by Duke could jeopardize the ability of CTC to continue to perform under certain long-term gas sales contracts in the State of Florida.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our debt rating and the credit rating of our parent. Further, for environmental matters it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

  Capital Commitments and Purchase Obligations

     At December 31, 2002, we had capital and investment commitments of $74 million primarily relating to our South System expansion and our North System expansion projects. Our other planned capital and investment projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures. We have entered into unconditional purchase obligations for products and services totaling $67 million at December 31, 2002. Our annual obligations under these agreements are $18 million for 2003, $19 million for each of the years 2004 through 2005, $11 million for 2006 and $1 million in total thereafter.

  Operating Leases

     We lease property, facilities and equipment under various operating leases. The majority of our total commitments on operating leases is the lease of the AmSouth Center located in Birmingham, Alabama. Our parent company guarantees all obligations under this lease agreement. Minimum future annual rental commitments at December 31, 2002, were as follows:

YEAR ENDING
DECEMBER 31,                                                  OPERATING LEASES
------------                                                  ----------------
                                                               (IN MILLIONS)
   2003.....................................................        $ 3
   2004.....................................................          3
   2005.....................................................          3
   2006.....................................................          1
   2007.....................................................         --
   Thereafter...............................................         --
                                                                    ---
          Total.............................................        $10
                                                                    ===

     Rental expense on our operating leases for each of the years ended December 31, 2002, 2001, and 2000 was $4 million, $5 million and $5 million.

11. RETIREMENT BENEFITS

  Pension and Retirement Benefits

     El Paso maintains a pension plan to provide benefits determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. Prior to January 1, 2000, Sonat Inc., our former parent company, maintained a pension plan for our employees. On January 1, 2000, following the merger with El Paso, the Sonat pension plan was merged into El Paso's cash balance plan. Our employees who were active participants in the Sonat pension plan on December 31, 1999 receive the greater of cash balance benefits under the El Paso plan or Sonat plan benefits accrued through December 31, 2004.

     El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with matching contributions being made to the plan's stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates. See Note 15 for a summary of transactions with affiliates.

  Other Postretirement Benefits

     As a result of the early retirement incentive program we offered in connection with the October 1999 merger of Sonat and El Paso, we accrued costs associated with curtailment and special termination benefits. Medical benefits for this closed group of retirees may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso has reserved the right to change these benefits. Employees who retire on or after June 30, 2000, continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are prefunded to the extent these costs are recoverable through rates.

     The following table sets forth the change in benefit obligation, change in plan assets, reconciliation of funded status, and components of net periodic benefit cost for other postretirement benefits as of and for the twelve months ended September 30:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Change in benefit obligation
  Benefit obligation at beginning of period.................  $ 83     $ 87
  Interest cost.............................................     6        7
  Participant contributions.................................     1        1
  Actuarial gain............................................    (4)      (7)
  Benefits paid.............................................    (5)      (5)
                                                              ----     ----
  Benefit obligation at end of period.......................  $ 81     $ 83
                                                              ====     ====
Change in plan assets
  Fair value of plan assets at beginning of period..........  $ 49     $ 59
  Actual return on plan assets..............................    (4)     (11)
  Employer contributions....................................     4        5
  Participant contributions.................................     1        1
  Benefits paid.............................................    (5)      (5)
                                                              ----     ----
  Fair value of plan assets at end of period................  $ 45     $ 49
                                                              ====     ====
Reconciliation of funded status
  Funded status at end of period............................  $(36)    $(34)
  Unrecognized actuarial loss...............................    12       10
                                                              ----     ----
  Net accrued benefit cost at December 31,..................  $(24)    $(24)
                                                              ====     ====

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Postretirement benefit costs for the plans includes the
  following components
  Interest cost.............................................  $ 6     $ 7     $ 7
  Expected return on plan assets............................   (2)     (3)     (2)
                                                              ---     ---     ---
  Net postretirement benefit cost...........................  $ 4     $ 4     $ 5
                                                              ===     ===     ===

Postretirement benefit obligations are based upon actuarial estimates as described below:

                                                              2002    2001
                                                              -----   -----
Weighted average assumptions
  Discount rate.............................................  6.75%   7.25%
  Expected return on plan assets............................  7.50%   7.50%

     Actuarial estimates for our postretirement benefits plans assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 11.0 percent in 2002, then gradually decreasing to 5.5 percent by the year 2008. Assumed health care cost trends have a significant effect on the amounts reported for other postretirement benefit plans. A one-percentage point change in our assumed health care cost trends would have the following effects:

                                                              2002     2001
                                                              -----    ----
                                                              (IN MILLIONS)
One Percentage Point Increase
  Aggregate of Service Cost and Interest Cost...............  $ --     $ 1
  Accumulated Postretirement Benefit Obligation.............     7       8
One Percentage Point Decrease
  Aggregate of Service Cost and Interest Cost...............    --      (1)
  Accumulated Postretirement Benefit Obligation.............    (7)     (7)

12. COMMON STOCK

     On March 7, 2002, our Board of Directors approved and we filed an amended and restated certificate of incorporation changing our authorized shares of stock to 1,000 shares of common stock, with a par value of $1 per share. This action and the reclassification did not impact our total equity. As of December 31, 2001, we had 1,000 authorized and issued shares with a par value of $3.75 per share. In March 2003, we declared and paid a $600 million dividend, $310 million of which was a distribution of outstanding affiliated receivables and $290 million of which was cash.

13. TRANSACTIONS WITH MAJOR CUSTOMERS

     The following table shows revenues from major customers for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Alabama Gas Corporation.....................................  $44      $44      $45
Atlanta Gas Light Company(1)(2).............................   29       29       30
Scana Resources, Inc.(2)....................................   62       60       62

---------------

     (1) In 2000, 2001 and 2002, Atlanta Gas Light Company did not represent more than 10 percent of our revenue.

     (2) A significant portion of revenues received from a subsidiary of Scana Resources, Inc. resulted from firm capacity released by Atlanta Gas Light Company under terms allowed by our tariff.

14. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table contains supplemental cash flow information for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Interest paid...............................................  $54      $44      $39
Income tax payments.........................................   15       56        2

15. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

 Investments in Unconsolidated Affiliates

     Our investments in unconsolidated affiliates are accounted for using the equity method of accounting and consist of our equity ownership interests in Citrus and in Bear Creek Storage.

     Bear Creek. We hold a 50 percent ownership interest in Bear Creek, a joint venture with Tennessee Storage Company, our affiliate. Bear Creek owns and operates an underground natural gas storage facility located in Louisiana. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to the Tennessee Gas Pipeline system (an affiliated system), and our pipeline system under long-term contracts. Our investment in Bear Creek as of December 31, 2002 and 2001, was $128 million and $116 million. During 1999, our parent formed Sabine River

Investors, L.L.C., a wholly owned limited liability company, and other separate legal entities, for the purpose of generating funds for El Paso to invest in capital projects and other assets. The proceeds from the financing transaction were collateralized by assets of El Paso, including our investment in Bear Creek. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding amount of the financing transaction.

     Citrus In March 2003, El Paso contributed its 50 percent ownership interest in Citrus to us. Enron Corp. owns the other 50 percent. Citrus owns and operates Florida Gas Transmission, a 4,804 mile regulated pipeline system that extends from producing regions in Texas to markets in Florida. As of December 31, 2002 and 2001, our investment in Citrus was $606 million and $511 million. Our investment in Citrus is limited to our ownership of the voting stock of Citrus, and we have no financial obligations, commitments or guarantees, either written or oral, to support Citrus.

     The ownership agreements of Citrus provide each partner with a right of first refusal to purchase the ownership interest of the other partner. We have no obligations, either written or oral, to acquire Enron's ownership interest in Citrus in the event Enron must sell its interest as a result of its current bankruptcy proceedings.

     Enron serves as the operator for Citrus. Although Enron filed for bankruptcy, there have been minimal changes in the operations and management of Citrus as a result of their bankruptcy. Accordingly, Citrus has continued to operate as a jointly owned investment, over which we have significant influence, but not the ability to control.

     Summarized income statement information of our proportionate share of our unconsolidated affiliates for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Operating results data:
  Operating revenues........................................  $210   $177   $325
  Operating expenses........................................    83     77    228
  Income from continuing operations.........................    55     54     48
  Net income................................................    55     54     65

                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
Financial position data:
  Current assets............................................  $  206   $  230
  Non-current assets........................................   1,815    2,279
  Short-term debt...........................................      13       13
  Other current liabilities.................................      92      179
  Long-term debt............................................     612      523
  Other non-current liabilities.............................     574    1,112
  Equity in net assets......................................     730      682

  Transactions with Related Parties

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 9. We had advanced $430 million at December 31, 2002, at a market rate interest which was 1.5%. At December 31, 2001, we had advanced $371 million at a market rate of interest which was 2.1%. These receivables are due upon demand. As of December 31, 2002, we have classified $61 million as current and the remaining $369 million as non-current receivables from affiliates. In March 2003, we distributed dividends totaling approximately $600 million to our parent including approximately $310 million of outstanding affiliated receivables and approximately $290 million in cash.

     At December 31, 2001, we had accounts receivable from related parties of $1 million. In addition, we had accounts payable to affiliates of $9 million at December 31, 2002, and $7 million at December 31, 2001. These balances arose in the normal course of business. We also received $10 million in deposits related to our Elba Island capacity contracts with an affiliate, El Paso Merchant Energy L.P. (EPME L.P.) which is included in our balance sheet as deposits on transportation contracts. These deposits were required as a result of the credit rating downgrades of El Paso.

     During 2001 and 2000, some of our natural gas sales were to EPME L.P. and we recognized revenues of $43 million and $28 million. In 2002, we recognized natural gas sales revenue from EPME L.P. of $2 million. In addition, during 2002, EPME L.P. subscribed to all the available capacity at our Elba Island LNG facility under a contract that extends to 2023. In 2002, we recognized revenue of $32 million related to this contract. During 2002, 2001 and 2000, we transported gas for EPME L.P. and recognized transportation revenue of $4 million, $7 million and $16 million. We settled gas imbalance costs with EPME L.P. for the years ended 2002, and 2001 for $2 million and $6 million and a gain of $5 million in 2000. These amounts are recorded in operation and maintenance expense. These activities were entered into in the normal course of our business and are based on the same terms as non-affiliates.

     El Paso allocates a portion of their general and administrative expenses to us. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 31, 2002, 2001 and 2000 the annual charges were $41 million, $39 million and $50 million. Beginning in 2001, TGP allocated payroll and other expenses associated with shared pipeline services to us. The allocated expenses are based on the estimated level of staff and their expenses to provide the services. For the years ended December 2002 and 2001, the annual charges in each year were $5 million. We believe that the allocation methods are reasonable.

     The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Revenues from affiliates....................................  $38      $50      $44
Operation and maintenance expense from affiliates...........   48       51       44

16. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Financial information by quarter is summarized below:

                                                     QUARTERS ENDED
                                     -----------------------------------------------
                                     DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31   TOTAL
                                     -----------   ------------   -------   --------   -----
                                                          (IN MILLIONS)
2002
  Operating revenues...............     $ 125          $101        $100       $103     $429
  Operating income.................        64            43          45         50      202
  Income from continuing
     operations....................        29            37          34         30      130
  Net income.......................        29            37          34         87      187
2001
  Operating revenues...............     $ 108          $ 89        $ 94       $111     $402
  Operating income.................        54            37          39         49      179
  Income from continuing
     operations....................        43            31          33         38      145
  Net income.......................        43            31          33         38      145

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Southern Natural Gas Company:

     In our opinion, based on our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of income, comprehensive income, stockholders equity and cash flows present fairly, in all material respects, the combined financial position of Southern Natural Gas Company and its subsidiaries ("the Company") at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the financial statements of Citrus Corp. and Subsidiaries ("Citrus") as of December 2001 and for the two years in the period ended December 31, 2001. Citrus is an equity investment of the Company that comprised assets of $511 million at December 31, 2001 and income of $38 million and $48 million for the years ended December 31, 2001 and 2000, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for Citrus, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As discussed in Note 2, in March 2003, El Paso Corporation contributed its investment in Citrus Corporation to the Company in a transaction accounted for in a manner similar to a pooling of interests. These combined financial statements give retroactive effect to include the investment of Citrus Corporation for all periods presented and are hereafter the historical financial statements of the Company.

     As discussed in Notes 1 and 4, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
May 19, 2003

                                       26.1

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                         AND CONSOLIDATING INFORMATION
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Citrus Corp. and Subsidiaries:

     In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Citrus Corp. and Subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001, and for the two years in the period then ended were audited by other independent accountants whose report dated March 15, 2002, expressed an unqualified opinion on those statements.

     Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information as of and for the year ended December 31, 2002 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2003

(ERNST & YOUNG LOGO)                                  * Ernst & Young LLP      * Phone: (205) 251-2000
                                                      AmSouth/Harbert Plaza    www.ey.com
                                                      Suite 1900
                                                      1901 Sixth Avenue North
                                                      Birmingham, Alabama
                                                      35203

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Citrus Corp.

     We have audited the accompanying consolidated balance sheet of Citrus Corp. and Subsidiaries as of December 31, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by arrangement, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above present fairly, in all material respects, the consolidated financial position of Citrus Corp. and Subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

     Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating schedules for 2001 are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information has been subjected to auditing procedures applied in our audits of the 2001 basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2001 basic consolidated financial statements taken as a whole.

     As discussed in Note 2 and Note 4 to the consolidated financial statements, in 2000 the Company changed its method for accounting for derivative instruments.

                                          /s/ ERNST & YOUNG LLP

March 15, 2002

                   A Member Practice of Ernst & Young Global

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                       ASSETS
Current assets
  Cash and cash equivalents.................................  $  109,916   $   11,098
  Trade and other receivables
     Customers, net of allowance for doubtful accounts of
      $77 and $826..........................................      36,656       38,002
     Income taxes...........................................       3,647           --
  Price risk management assets..............................     147,052      129,516
  Materials and supplies....................................       3,337        3,686
  Other.....................................................       6,796        4,763
                                                              ----------   ----------
          Total current assets..............................     307,404      187,065
                                                              ----------   ----------
Deferred charges
  Unamortized debt expense..................................      10,891        8,592
  Price risk management assets..............................     537,689      503,654
  Other.....................................................      54,618       36,810
                                                              ----------   ----------
          Total deferred charges............................     603,198      549,056
                                                              ----------   ----------
Property, plant and equipment, at cost
  Completed plant...........................................   3,733,856    3,460,009
  Construction work-in-progress.............................     180,432      220,196
                                                              ----------   ----------
          Total property, plant and equipment, at cost......   3,914,288    3,680,205
  Less -- accumulated depreciation and amortization.........   1,004,345      956,305
                                                              ----------   ----------
          Net property, plant and equipment.................   2,909,943    2,723,900
                                                              ----------   ----------
          Total assets......................................  $3,820,545   $3,460,021
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Long-term debt due within one year........................  $   25,409   $   25,750
  Accounts payable
     Trade..................................................      10,291       22,718
     Affiliated companies...................................      18,964       19,464
  Accrued liabilities
     Interest...............................................      21,345       13,742
     Income taxes...........................................          --        5,240
     Other taxes............................................       9,107       13,531
  Price risk management liabilities.........................     138,637       91,867
  Other.....................................................       2,493          158
                                                              ----------   ----------
          Total current liabilities.........................     226,246      192,470
                                                              ----------   ----------
Long-term debt..............................................   1,224,580    1,074,207
                                                              ----------   ----------
Deferred credits
  Deferred income taxes.....................................     652,070      595,917
  Price risk management liabilities.........................     488,911      457,762
  Other.....................................................      10,045        5,819
                                                              ----------   ----------
          Total deferred credits............................   1,151,026    1,059,498
                                                              ----------   ----------
Stockholders' equity
  Common stock, $1 par value; 1,000 shares authorized,
     issued and outstanding.................................           1            1
  Additional paid-in capital................................     634,271      634,271
  Accumulated other comprehensive income....................     (18,453)      (6,713)
  Retained earnings.........................................     602,874      506,287
                                                              ----------   ----------
          Total stockholders' equity........................   1,218,693    1,133,846
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $3,820,545   $3,460,021
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002        2001       2000
                                                              ---------   --------   --------
Revenues
  Gas sales.................................................  $ 102,166   $     --   $168,145
  Gas transportation, net...................................    419,636    351,638    307,928
                                                              ---------   --------   --------
                                                                521,802    351,638    476,073
                                                              ---------   --------   --------
Costs and expenses
  Natural gas purchased.....................................     91,925         --    162,348
  Operations and maintenance................................     89,993     77,368     78,982
  Depreciation..............................................     38,041     31,771     29,144
  Amortization..............................................     20,060     20,061     21,295
  Taxes -- other than income taxes..........................     21,859     28,594     19,700
                                                              ---------   --------   --------
                                                                261,878    157,794    311,469
                                                              ---------   --------   --------
Operating income............................................    259,924    193,844    164,604
                                                              ---------   --------   --------
Other income (expense)
  Interest expense, net.....................................    (91,042)   (90,017)   (82,117)
  Allowance for funds used during construction..............     17,141     13,645     15,176
  Other, net................................................    (29,708)    13,591      8,318
                                                              ---------   --------   --------
                                                               (103,609)   (62,781)   (58,623)
                                                              ---------   --------   --------
Income before income taxes and cumulative effect of
  accounting change.........................................    156,315    131,063    105,981
Income tax expense..........................................     59,728     50,735     41,099
                                                              ---------   --------   --------
Net income before cumulative effect of accounting change....     96,587     80,328     64,882
Cumulative effect of accounting change, net of tax..........         --         --     35,162
                                                              ---------   --------   --------
          Net income........................................  $  96,587   $ 80,328   $100,044
                                                              =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2002         2001         2000
                                                           ----------   ----------   ----------
Common stock
  Balance, beginning and end of year.....................  $        1   $        1   $        1
                                                           ----------   ----------   ----------
Additional paid-in capital
  Balance, beginning and end of year.....................     634,271      634,271      634,271
                                                           ----------   ----------   ----------
Accumulated other comprehensive income (loss):
  Balance, beginning of year.............................      (6,713)      (6,692)          --
  Deferred loss on cash flow hedge.......................     (12,280)          --           --
  Cumulative effect of accounting changes................          --           --       (6,690)
  Recognition in earnings (losses) of previously deferred
     losses related to derivative instruments used as
     cash flow hedges....................................         540          (21)          (2)
                                                           ----------   ----------   ----------
  Balance, end of year...................................     (18,453)      (6,713)      (6,692)
                                                           ----------   ----------   ----------
Retained earnings
  Balance, beginning of year.............................     506,287      425,959      325,915
  Net income.............................................      96,587       80,328      100,044
                                                           ----------   ----------   ----------
  Balance, end of year...................................     602,874      506,287      425,959
                                                           ----------   ----------   ----------
          Total stockholders' equity.....................  $1,218,693   $1,133,846   $1,053,539
                                                           ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
Cash flows from operating activities
  Net income..............................................  $  96,587   $  80,328   $ 100,044
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation and amortization........................     58,101      51,832      50,439
     Amortization of hedge loss in OCI....................        540          --          --
     Overhaul charges amortization........................      1,203          --          --
     Non-cash interest income.............................     (2,025)         --          --
     Deferred income taxes................................     56,154      33,536      37,371
     Allowance for funds used during construction.........    (17,141)    (13,645)    (15,176)
     Gain on sale of assets...............................         --          --        (486)
  Changes in assets and liabilities
     Trade and other receivables..........................      1,345      89,637     (80,732)
     Materials and supplies...............................        350         322         302
     Accounts payable.....................................    (12,929)        310      (3,414)
     Accrued liabilities..................................     (5,711)         37       7,117
     Other current assets and liabilities.................        304      15,361      (7,059)
     Fair value loss of reverse swap......................      2,575          --          --
     Price risk management assets and liabilities.........     26,349        (613)     (7,579)
     Other, net...........................................    (20,385)    (32,930)    (42,970)
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    185,317     224,175      37,857
                                                            ---------   ---------   ---------
Cash flows from investing activities
  Additions to property, plant and equipment..............   (242,804)   (198,836)   (261,252)
  Allowance for funds used during construction............     17,141      13,645      15,176
  Disposition of property, plant and equipment, net.......      2,444        (526)     12,411
  Net proceeds from sale of assets........................         --          --         486
                                                            ---------   ---------   ---------
          Net cash used in investing activities...........   (223,219)   (185,717)   (233,179)
                                                            ---------   ---------   ---------
Cash flows from financing activities
  Short-term bank borrowings, net.........................         --     (80,000)     15,000
  Proceeds from issuance of long-term debt................    250,000      74,700     325,000
  Repayment of long-term debt.............................    (74,700)         --          --
  Hedge payments..........................................         --          --     (18,724)
  Anticipatory hedge settlement (OCI).....................    (12,280)         --          --
  Interest rate swap settlement...........................       (550)         --          --
  Principal payments on long-term debt....................    (25,750)    (25,750)   (145,750)
                                                            ---------   ---------   ---------
          Net cash provided by/(used in) financing
            activities....................................    136,720     (31,050)    175,526
                                                            ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents..........     98,818       7,408     (19,796)
Cash and cash equivalents, beginning of year..............     11,098       3,690      23,486
                                                            ---------   ---------   ---------
Cash and cash equivalents, end of year....................  $ 109,916   $  11,098   $   3,690
                                                            ---------   ---------   ---------
Additional cash flow information:
The Company made the following interest and income tax
  payments:
  Interest paid...........................................  $  90,284   $  92,468   $  84,975
  Income taxes paid.......................................     12,462      20,029      16,623

  The accompanying notes are an integral part of these consolidated financial statements.

                         CITRUS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) REPORTING ENTITY

     Citrus Corp. (the Company), a holding company formed in 1986, owns 100% of the stock of Florida Gas Transmission Company (Transmission), Citrus Trading Corp. (Trading) and Citrus Energy Services, Inc. (CESI). The stock of the Company is owned 50% by Southern Natural Gas Company (Southern), as contributed by its parent, El Paso Corporation (El Paso) in March 2003 and 50% by Enron Corporation (Enron). Enron filed for Chapter 11 bankruptcy on December 2, 2001. Enron is currently soliciting bids for the sale of its 50% ownership interest in the Company. Southern has a right of first refusal in connection with any bona fide offer received by Enron for the purchase of its ownership interest in Citrus.

     In October 2002 Transmission and Trading filed several claims with the United States Bankruptcy Court for the Southern District of New York against Enron and other affiliated bankrupt companies, aggregating $186 million. Of these claims, $150 million pertain to contracts that were rejected by Enron North America (ENA). Transmission is revising its claim filing against ENA downward due to another shipper acquiring ENA's pipeline capacity and transportation service contract obligations.

     Transmission, an interstate gas pipeline extending from South Texas to South Florida, is engaged in the interstate transmission of natural gas and is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC).

     Trading ceased all trading activities effective October 1, 1997, but continues to fulfill its obligations under the remaining gas purchase and gas sale contracts. Trading buys natural gas primarily from Duke Energy LNG Sales, Inc. (Duke) and sells to Auburndale Power Partners, LP and Progress Energy Florida, Inc. Trading also buys and sells gas through an affiliate of Southern, El Paso Merchant Energy.

     CESI is primarily in the business of providing operations, maintenance and financial services primarily to affiliates and customers of Transmission and Trading. Due to increased insurance costs and pipeline integrity legislation that affects operators, CESI is considering exiting this business if it cannot negotiate substantially revised agreements.

(2) SIGNIFICANT ACCOUNTING POLICIES

     Regulatory Accounting -- Transmission is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC). Transmission's accounting policies generally conform to Statement of Financial Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, certain assets that result from the regulated ratemaking process are recorded that would not be recorded under accounting principles generally accepted in the United States for nonregulated entities.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Cash and Cash Equivalents -- The Company considers as cash equivalents all highly liquid short-term investments with maturities of three months or less at the time of purchase. These investments are accounted for at cost, which approximates estimated fair value.

     Materials and Supplies -- Materials and supplies are valued at actual cost. Materials transferred out of warehouses are priced out at average cost.

     Revenue Recognition -- Gas transportation and sales revenue are recognized when the services are provided.

     Accounting for Derivative Instruments -- The Company engages in price risk management activities for both trading and non-trading activities. The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities during 2000 (see Note 4). Instruments utilized in connection with trading activities are accounted for using the mark-to-market method and are reflected at fair value as Assets and Liabilities from Price Risk Management Activities in the Consolidated Balance Sheets. Earnings from revaluation of price risk management assets and liabilities are included in Other Income (Expense). Cash flow hedge accounting is utilized for non-trading purposes to hedge the impact of interest rate fluctuations. Unrealized gains and losses from cash flow hedges are recognized according to SFAS No. 133 as other comprehensive income, and subsequently recognized in earnings in the same periods as the hedged forecasted transaction affects earnings. In instances where the hedge no longer qualifies as effective, hedge accounting is terminated prospectively and the accumulated gain or loss is recognized in earnings in the same periods during which the hedged forecasted transaction affects earnings. Where fair value hedge accounting is appropriate, the offset that is attributed to the risk being hedged is recorded as an adjustment to the hedged item.

     Property, Plant and Equipment (See Note 10) -- Property, Plant and Equipment consists primarily of natural gas pipeline. The Company amortizes that portion of its investment in Transmission and other subsidiaries which is in excess of historical cost (acquisition adjustment) on a straight-line basis at an annual rate of 1.6% based upon the estimated remaining useful life of the pipeline system. Transmission has provided for depreciation of assets net of estimated salvage value on a straight-line basis at an annual composite rate of 1.52%, 1.53%, and 1.49% for 2002, 2001, and 2000, respectively. Depreciation rates are based on the estimated useful lives of the individual assets. The overall remaining useful life for Transmission's assets at December 31, 2002, is 42 years.

     Property, Plant and Equipment is recorded at its original cost. Transmission capitalizes direct costs, such as labor and materials, and indirect costs, such as overhead, interest and an equity return component (see following paragraph). Costs of replacements and renewals of units of property are capitalized. The original costs of units of property retired are charged to the depreciation reserves, net of salvage and removal costs. Transmission charges to maintenance the costs of repairs and renewal of items determined to be less than units of property.

     The allowance for funds used during construction consists, in general, of the net cost of borrowed funds used for construction purposes and a reasonable rate on other funds when so used (the AFUDC rate). The allowance is determined by applying the AFUDC rate to the amount of construction work-in-progress. Capitalization begins at the time the Company begins the continuous accumulation of costs in a construction work order on a planned progressive basis and ends when the facilities are placed in service.

     Income Taxes (See Note 5) -- The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

     Trade Receivables -- The Company establishes an allowance for doubtful accounts on trade receivables based on the expected ultimate recovery of these receivables. The Company considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors and transactions that might impact collectibility. Unrecovered trade accounts receivable charged against the allowance for doubtful accounts were $22.2, $0.3, and $0 million in 2002, 2001, and 2000, respectively.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications -- Certain amounts in the consolidated financial statements have been reclassified in 2001 and 2000 to conform with the 2002 presentation with no impact on net income or stockholders' equity.

(3) LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS

     Long-term debt outstanding at December 31, 2002, and 2001 was as follows (in thousands):

                                                                 2002         2001
                                                              ----------   ----------
Citrus Corp.
11.100% Notes due 1998-2006.................................  $   78,750   $   98,000
8.490% Notes due 2007-2009..................................      90,000       90,000
                                                              ----------   ----------
                                                                 168,750      188,000
                                                              ----------   ----------
Transmission
9.750% Notes due 1999-2008..................................      39,000       45,500
8.630% Notes due 2004.......................................     250,000      250,000
10.110% Notes due 2009-2013.................................      70,000       70,000
9.190% Notes due 2005-2024..................................     150,000      150,000
7.625% Notes due 2010.......................................     322,585      321,757
7.000% Notes due 2012.......................................     250,000           --
Unamortized Debt Premium....................................        (346)          --
Revolving Credit Facility due 2004..........................          --       74,700
                                                              ----------   ----------
                                                               1,081,239      911,957
                                                              ----------   ----------
Total Outstanding...........................................   1,249,989    1,099,957
Less Long-Term Debt Due Within One Year.....................      25,409       25,750
                                                              ----------   ----------
                                                              $1,224,580   $1,074,207
                                                              ==========   ==========

     Annual maturities and sinking fund requirements on long-term debt outstanding as of December 31, 2002 were as follows (in thousands):

YEAR                                                            AMOUNT
----                                                          ----------
2003........................................................  $   25,409
2004........................................................     275,409
2005........................................................      32,909
2006........................................................      34,659
2007........................................................      43,659
Thereafter..................................................     837,944
                                                              ----------
                                                              $1,249,989
                                                              ==========

     The Company has note agreements that contain certain restrictions which, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends. The agreements relating to Transmission's promissory notes include, among other things, restrictions as to the payment of dividends. At this date, the Company is in compliance with both affirmative and restrictive covenants of the note agreements, including tests on limitation of indebtedness, limitation of funded debt, and revenue tests.

     The Company had a committed line of credit of $120 million which was terminated in August 2001. The Company also had a line of credit of $30 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. The Company had also entered into a loan sales facility agreement in 2000 with a capacity of $40 million, of which none was outstanding at December 31, 2001. The Company terminated this line of credit in 2002. Transmission had absolutely and unconditionally guaranteed the obligations of the Company under these facilities. Transmission has a committed revolving credit agreement of $100 million, of which $74.7 million was outstanding with a rate of 3.15% at December 31, 2001. The committed amount under this agreement was increased to $210 million in April 2002, and reduced to

$70 million in July 2002, of which none was outstanding at December 31, 2002. The Company absolutely and unconditionally guaranteed the obligations of Transmission under the line of credit agreement.

     Transmission sold $250 million of 144A bonds without registration rights in July 2002. These notes pay interest of 7% biannually on August 1 and February 1 of each year. The entire principal amount is due July 17, 2012.

     Cash collateral deposits of $2.6 million in October 2002 from Transmission and deposits totaling $13.8 million in October and December 2002 from Trading were required by Credit Lyonnais to support fully collateralized letters of credit. See Note 11.

(4) DERIVATIVE INSTRUMENTS

     The Company elected to early adopt SFAS No. 133 during 2000. The Company determined its gas purchase contracts for resale and related gas sales contracts to be derivative instruments and recorded these at fair value as price risk management assets and liabilities. The valuation is calculated using a discount rate adjusted for the Company's borrowing premium of 250 basis points, which creates an implied reserve for credit and other related risks. The income from the adoption of SFAS No. 133, net of the write-offs of the contract-related deferred expenses was $46.0 million, recognized net of $17.1 million in taxes as a cumulative effect change in accounting principle. See Note 5. The fair value at December 31, 2002, for the price risk management assets and liabilities is $684.7 million and $627.5 million, respectively. The Company performs a quarterly revaluation on the carrying balances that is reflected in current earnings. The impact to earnings from revaluation in 2002, mostly due to price fluctuations, was a $22.9 million loss.

     ENA ceased performing under the Company's purchase and sales contracts in December 2001. Subsequent to such date, the Company assumed responsibility for the performance under the respective contracts and performed necessary procedures throughout 2002. As a result of the foregoing, the Company has reported revenues and expenses under such contracts on a gross basis for the year ended December 31, 2002, due to the Company becoming the primary obligor under such contracts. Prior to 2002, such revenues and costs were reported net, as a component of Other Income (Expense) on statement of income due to ENA bearing the primary obligations of such contracts.

     Prior to the Enron bankruptcy, the principal counterparty to these contracts was ENA. ENA has rejected these contracts in bankruptcy. The Company fully reserved and has written off all contract receivables from ENA. Pursuant to an existing operating agreement, an affiliate of El Paso is required to buy gas purchased from third parties under the contracts (primarily based on formula prices) at variable prices. As a result, the cash flow stream is now dependent on variable pricing, whereas before the bankruptcy, the cash flow stream was fixed. The quarterly valuations are based on management's best estimate of future cash flows from the underlying contracts. Changes in the future pricing projections could lead to material differences in the valuation of the derivative instruments.

     Transmission entered into a series of interest rate swap transactions in 1999 designed to hedge any interest rate changes between the initiation date of the swaps and the date of a long-term debt financing. The aggregate notional amount of the swaps was $285 million. The swaps were terminated and the deferred gain of $10.2 million was reflected net of $3.9 in taxes as a cumulative effect of change in accounting principle upon adoption of SFAS No. 133 in 2000. See note 5.

     During 2000 Transmission initiated a new swap and extended an existing swap to hedge interest rate changes which could occur between the initiation date of the swaps and the date of a completed December 2000 long-term debt financing of $325 million. The aggregate notional amount of these swaps was also $325 million. The $18.6 million fair value loss at the termination of the swap agreements was recognized as other comprehensive income and will be amortized over the life of the debt issued as an adjustment to interest expense.

     During 2001, Transmission entered into a swap transaction in order to change a fixed interest rate for a floating interest rate on $135 million of existing long-term debt. A quarterly fair value calculation as required by SFAS No. 133 resulted in $3.2 million recorded to price risk management liabilities with an offset to long-term debt at December 31, 2001. This instrument was terminated in May 2002 with a fair value loss of $2.6 million recorded in long term debt, which will be amortized over the life of the debt issued as an adjustment to interest expense.

     During 2002 Transmission initiated a new swap to hedge interest rate changes which could occur between the initiation date of the swap and the date of a completed July 2002 long-term debt financing of $250 million. The aggregate notional amount of this swap was also $250 million. The $12.3 million fair value loss at the termination of the swap agreement was recognized as other comprehensive income and will be amortized over the life of the debt issue as an adjustment to interest expense.

(5) INCOME TAXES

     The principal components of the Company's net deferred income tax liabilities at December 31, 2002, and 2001 are as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Deferred income tax assets
  Alternative minimum tax credit............................  $ 16,560   $ 20,934
  Regulatory and other reserves.............................       165      1,252
  Other.....................................................       314        700
                                                              --------   --------
                                                                17,039     22,886
                                                              --------   --------
Deferred income tax liabilities
  Depreciation and amortization.............................   624,793    577,287
  Price risk management activities..........................    22,739     27,630
  Regulatory costs..........................................     9,065      8,155
  Other.....................................................    12,512      5,731
                                                              --------   --------
                                                               669,109    618,803
                                                              --------   --------
          Net deferred income tax liabilities...............  $652,070   $595,917
                                                              ========   ========

     Total income tax expense for the years ended December 31, 2002, 2001 and 2000 is summarized as follows (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Payable currently
  Federal...............................................  $ 4,996   $14,316   $20,404
  State.................................................   (1,422)    2,883     4,367
                                                          -------   -------   -------
                                                            3,574    17,199    24,771
                                                          -------   -------   -------
Payment deferred
  Federal...............................................   47,101    29,160    33,536
  State.................................................    9,053     4,376     3,835
                                                          -------   -------   -------
                                                           56,154    33,536    37,371
                                                          -------   -------   -------
          Total income tax expense......................  $59,728   $50,735   $62,142
                                                          =======   =======   =======

     Income tax expense for the year 2000 includes $21.0 million reported as cumulative effect of change in accounting principle, net of tax on the income statement. See Note 4.

     The differences between taxes computed at the U.S. federal statutory rate and the Company's effective tax rate for the years ended December 31, 2002, 2001, and 2000 are as follows (in thousands):

                                                           2002      2001      2000
                                                          -------   -------   -------
Statutory federal income tax provision..................  $54,709   $45,872   $56,765
State income taxes, net of federal benefit..............    4,960     4,719     5,331
Other...................................................       59       144        46
                                                          -------   -------   -------
Income tax expense......................................  $59,728   $50,735   $62,142
                                                          =======   =======   =======
Effective tax rate......................................     38.2%     38.7%     38.2%
Federal tax rate........................................     35.0%     35.0%     35.0%

     The Company has an alternative minimum tax (AMT) credit which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carry-forward period. For financial statement purposes, the Company has recognized the benefit of the AMT credit carry-forward as a reduction of deferred tax liabilities.

     The Company files a consolidated federal income tax return separate from Southern and Enron.

(6) EMPLOYEE BENEFIT PLANS

     The employees of the Company and its subsidiaries are covered under Enron's employee benefit plans. Enron maintains the Enron Corp. Cash Balance Plan (Cash Balance Plan), which is a noncontributory defined benefit pension plan to provide retirement income for employees of Enron and its subsidiaries. Through December 31, 1994, participants in the Enron Corp. Retirement Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that used a percentage of final average pay and years of service. In 1995 Enron's Board of Directors adopted an amendment to and restatement of the Retirement Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of eligible annual base pay beginning in January 1, 1996. Pension expenses charged to the Company by Enron were $1.7, $.7, and $.9 million for 2002, 2001, and 2000, respectively.

     Enron has initiated steps to terminate the Cash Balance Plan in 2003. Effective January 1, 2003, Enron suspended future 5% benefit accruals under the Cash Balance Plan. Each employee's accrued benefit will continue to be credited with interest based on ten-year Treasury Bond yields. Because the Company is not part of an Enron "controlled group" as provided by Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, if the plan were to be terminated or if the Company were to withdraw from participation in the plan, the Company would be liable for only it's proportionate share of any underfunding that may exist in the plan at the time of such termination or withdrawal. This liability would be minimal and not have any adverse impact on operating results, financial position or cash flow.

     The Company's net periodic post-retirement benefit costs charged to the Company by Enron were $1.3, $1.2, and $1.1 million for 2002, 2001, and 2000, respectively, substantially all of which relates to Transmission and are being recovered through rates.

     Certain retirees of Transmission were covered under a deferred compensation plan managed and funded by Enron subsidiaries, one previously sold and the other now in bankruptcy. This matter has been included as part of the claim filed by Transmission in bankruptcy against Enron (with an amendment to be filed covering its subsidiary, Enron Management Inc., as well.) At this time, Transmission cannot determine what, if any, legal responsibility it has to these certain retirees. If such obligation were deemed to be a liability to Transmission, the range of exposure is $0 to approximately $6.0 million. Transmission does not believe that the ultimate resolution of this matter will have a material adverse effect on operating results, financial position or cash flow.

(7) MAJOR CUSTOMERS

     Revenues from individual third party and affiliate customers exceeding 10% of total revenues for the years ended December 31, 2002, 2001, and 2000 were approximately as listed below (in millions). Due to the early adoption of SFAS No. 133 in 2000, Trading's gas sales transactions for the period July 2000 through December 2001 were not reported as revenues to the Company. All amounts had been reported net in Other Income (Expense). In 2002 the revenues are reported separately. See note 4.

CUSTOMERS                                                     2002     2001     2000
---------                                                    ------   ------   ------
Florida Power & Light Company..............................  $171.2   $144.2   $114.5
Enron North America (affiliate)............................     0.3    346.8    506.3
El Paso Merchant Energy (affiliate)........................    55.2     14.5      6.8

     At December 31, 2002, and 2001, the Company's subsidiaries had receivables of approximately $15.4 and $13.9 million from Florida Power & Light Company. At December 31, 2002, and 2001, the Company had receivables of approximately $7.8 and $5.0 million from El Paso Merchant Energy.

(8) RELATED PARTY TRANSACTIONS

     In December 2001, Enron and certain of its subsidiaries filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy court. The Company was not included in the bankruptcy filing and management believes that the Company will continue to be able to meet its operational and administrative service obligations under the existing operating agreements.

     The Company incurs certain corporate administrative expenses from Enron and its affiliates pursuant to an informal administrative services agreement. These services include administrative, legal, compliance, and pipeline operations emergency services. The arrangement was originally governed by the provisions of an operating agreement between an Enron affiliate and the Company. The term of the operating agreement expired on June 30, 2001, and has not been extended. However, an Enron entity has continued to provide services under an informal arrangement based on the provisions of the original operating agreement. Under the arrangement, the Company reimburses the Enron entities for costs attributable to the operations of the Company. The Company expensed approximately $14.9, $13.8, and $15.8 million for these charges for the years ended December 31, 2002, 2001, and 2000, respectively.

     Pursuant to the Enron Bankruptcy, the Company has continued to accrue expenses related to management fees charged by Enron. As of December 31, 2002, the Company had not received 2002 invoices for these services. The Company has estimated the 2002 charges based on the 2001 actual allocations from Enron plus quantifiable adjustments. Enron has neither agreed nor disagreed to the valuation method used by The Company. The Company feels Enron will accept its methodology, but if it is refuted, additional liabilities would be incurred. At this time, management is unable to estimate the potential additional liability, if any.

     The Company's subsidiaries provide natural gas sales and transportation services to Enron and El Paso affiliates at rates equal to rates charged to non-affiliated customers in the same class of service. Revenues related to these transportation services amounted to approximately $0.4, $3.4 and $4.4 million to Enron affiliates and $5.7, $3.6 and $4.7 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries' gas sales amounted to approximately $0.0 (due to bankruptcy), $343.7 and $363.5 million to Enron affiliates and $55.2, $14.5 and $6.8 million to El Paso affiliates for the years ended December 31, 2002, 2001, and 2000, respectively. The Company's subsidiaries also purchased gas from affiliates of Enron of approximately $0.0 (due to bankruptcy), $216.9 and $208.3 million and from affiliates of El Paso of approximately $19.9, $100.5 and $102.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     Effective November 1, 1997, the operations of the contracts held by Trading were divided between affiliates of Enron and El Paso. The fee charged, for services such as scheduling, billing, and other back office support, is based on a volumetric payment of $.005/MMBtu, or approximately 50% of the prior arrangement. During 2002 Trading accrued and paid $.014 million to El Paso Merchant Energy and accrued $.149 million for ENA for administrative fees. Under this agreement, Trading was guaranteed an earnings stream based on all firm long-term contracts in place at November 1, 1997. The earnings stream now fluctuates due to the variable pricing currently in effect, the result of Enron rejecting all aspects of certain agreements in bankruptcy court. An Enron affiliate continues to operate Trading's daily business of scheduling of volumes. See Note 4 for additional details.

     The Company either jointly owns or licenses with other Enron affiliates certain computer and telecommunications equipment and software that is critical to the conduct of their business. In other cases, such equipment or software is wholly-owned by such affiliates, and the Company has no ownership interest or license in or to such equipment or software. Transmission participated in business applications that are shared among the Enron pipelines. All participating pipelines use the same common base system and then have a custom pipeline-specific component. Each pipeline pays for its custom development component and shares in the common base system development costs. There are specific software licenses that were entered into by an Enron affiliate that entitle Transmission to usage of the software licenses.

     Transmission is a party to a Participation Agreement, dated effective as of November 1, 2002, with Enron and Enron Net Works to provide Electronic Data Interchange (EDI) services through an outsourcing arrangement with EC Outlook. Enron renegotiated an existing agreement with EC Outlook that lowered the cost of EDI services and that also provided the means for Transmission to be compliant with the most recent Gas Industry Standards Board (GISB) EDI standards. The contract has a termination date of November 30, 2005.

     Transmission has construction reimbursement agreements with ENA under which payments are delinquent. These obligations totaled approximately $7.2 million and are included in Transmission's filed bankruptcy claims. These receivables are fully reserved by Transmission. The Company has filed proofs of claims regarding the amount of damages for breach of contract and other claims in the bankruptcy proceeding. However, the Company cannot predict the amounts, if any, that it will collect of the timing of collection.

     Transmission entered into a compression service agreement with Enron Compression Services Company (ECS) in April 2002 that continues to perform under the terms of this agreement. This agreement requires Transmission to pay ECS to provide electric horsepower capacity and related horsepower hours to be used to operate Station 13A Electric Compressor Station. Amounts paid to ECS in 2002 totaled $1.5 million. Under related agreements, ECS is required to pay Transmission an annual lease fee and a monthly operating and maintenance fee to operate and maintain the facilities. Amounts received from ECS in 2002 for these services were $0.3 million. A Netting Agreement, dated effective November 1, 2002, was executed with ECS, providing for the netting of payments due under each of the O&M, lease, and compression service agreements with ECS.

(9) REGULATORY MATTERS

     Transmission's currently effective rates were established pursuant to a Stipulation and Agreement (Rate Case Settlement) which resolved all issues in Transmission's Natural Gas Act (NGA) Section 4 rate filing in FERC Docket No. RP96-366. The Rate Case Settlement, approved by FERC Order issued September 24, 1997, provided that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2000 (except in certain limited circumstances) and must file no later than October 1, 2001, since extended to October 1, 2003 pursuant to the Phase IV settlement discussed below. The Rate Case Settlement also provided that the rate charged pursuant to Transmission's rate schedule FTS-2 would decrease effective March 1, 1999 and March 1, 2000.

     On December 1, 1998, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP99-94-000 to construct 205 miles of pipeline in order to extend the pipeline to Ft. Myers, Florida and to expand capacity by 272,000 MMBtu/day (Phase IV Expansion). Expansion costs were estimated at $351 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On June 2, 1999, Transmission filed a Stipulation and Agreement (Phase IV Settlement) which resolved all non-environmental issues raised in the certificate proceeding and modified the Rate Case Settlement to provide that Transmission cannot file a general rate case to increase its base tariff rates prior to October 1, 2001 (except in certain limited circumstances), and must file no later than October 1, 2003. The Phase IV Settlement was approved by the FERC by order issued July 30, 1999, and became effective thirty days after the date that Transmission accepted an order issued by the FERC approving the Phase IV Expansion project. On August 23, 1999, Transmission amended its application on file with the FERC to eliminate a portion of the proposed facilities (that would be delayed until the Phase V Expansion). The amended application reflected the construction of 139.5 miles of pipeline and an expansion of capacity in order to provide incremental firm service of 196,405 MMBtu on an average annual day, with estimated project costs of $262 million. The Phase IV Expansion was approved by FERC order issued February 28, 2000, and accepted by Transmission on March 29, 2000. The Phase IV Expansion was placed in service on April 30, 2001. Total costs through December 31, 2002, were $244 million.

     On December 1, 1999, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP00-40-000 to construct 215 miles of pipeline and 90,000 horsepower of compression and to acquire an undivided interest in the existing Mobile Bay Lateral owned by Koch Gateway Pipeline Company (now Gulf South Pipeline Company, LP), in order to expand the system capacity to provide incremental firm service to several new and existing customers of 270,000 MMBtu on an average annual day (Phase V Expansion). Expansion and acquisition costs were estimated at $437 million. Transmission requested that expansion costs be rolled into the rates applicable to FTS-2 (Incremental Expansion) service. On August 1, 2000, and September 29, 2000, Transmission amended its application on file with the FERC to reflect the withdrawal of two customers, the addition of a new customer and to modify the facilities to be constructed. The amended application reflected the construction of 167 miles of pipeline and 133,000 horsepower of compression to create additional capacity to provide 306,000 MMBtu of incremental firm service on an average annual day. The estimated cost of the revised project is $462 million. The Phase V Expansion was approved by FERC Order issued July 27, 2001, and accepted by Transmission on August 7, 2001. Portions of the project were placed in service in December 2001, March 2002, and December 2002, respectively. Total costs through December 31, 2002, were $370 million. The remainder of the Phase V expansion is scheduled to be placed in service on or before May 1, 2003.

     On November 15, 2001, Transmission filed an NGA Section 7 certificate application with the FERC in Docket No. CP02-27-000 to construct 33 miles of pipeline and 18,600 horsepower of compression in order to expand the system to provide incremental firm service to several new and existing customers of 85,000 MMBtu on an average day (Phase VI Expansion). Expansion costs were estimated at $105 million. Transmission requested the expansion costs be rolled into rates applicable to FTS-2 (Incremental Expansion) service. The application was approved by FERC Order issued on June 13, 2002, and accepted by Transmission on July 19, 2002. Clarification was granted and a rehearing request of a landowner was denied by FERC Order of September 3, 2002. Construction is underway and the Phase VI expansion is anticipated to be placed in service on schedule by the end of 2003.

     In July 2002, the FERC issued a Notice of Inquiry (NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. The FERC is now reviewing whether negotiated rates should be capped, whether or not a pipeline's "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power, as well as other issues related to negotiated rate programs. Transmission has only two negotiated rate agreements, and both of these are at or below Transmission's currently effective maximum tariff rates. Thus, Transmission does not anticipate its negotiated rate transactions being impacted by this rulemaking. At this time, Transmission cannot predict the outcome of this NOI.

     On August 1, 2002, the FERC issued a Notice of Proposed Rulemaking (NOPR) requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of

30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. The FERC held a public conference on September 25, 2002, to discuss the issues raised in comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, Transmission cannot predict the outcome of this NOPR as no final rule has been issued.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, to be effective immediately, providing guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, the Accounting Release did not address the proposed requirement that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Comments were filed on or about August 28, 2002. The FERC has not yet issued a final rule. The Company no longer pools money with Transmission.

     Transmission is currently subject to an industry wide nonpublic investigation of the FERC Form 2 (FERC's annual report) focusing on cash management or transfers between Transmission and Enron or affiliated companies. At this time, there are no outstanding data requests and the results of this investigation are unknown.

     In Order No. 637, et. seq. ("Order No. 637"), the FERC revised its regulations relating to scheduling procedures, capacity segmentation, and pipeline penalties, with the stated purpose of improving the competitiveness and efficiency of the interstate pipeline grid. Among the provisions of Order No. 637 are requirements that pipelines give nominations at alternate points within a shipper's primary path scheduling priority over nominations at alternate points outside of a shipper's primary path, unless the pipeline could demonstrate such practice was operationally infeasible or would lead to anticompetitive results. Transmission and several of its shippers filed for rehearing of this requirement of Order No. 637, but these requests for rehearing were denied by the FERC, the order stating that such issues could be addressed in Transmission's individual compliance proceedings. In its compliance filing, Transmission, supported by a number of shippers, again argued that this requirement was inappropriate because it would lead to anticompetitive results, was contrary to an existing settlement, and was not consistent with Transmission's rate design. By Order issued February 26, 2003, ("February 26 Order") the FERC determined that Transmission must revise its Tariff to afford within-the-path alternate nominations a higher scheduling priority, but allowed Transmission to delay such filing until its NGA Section 4 Rate Case which must be filed on or before October 1, 2003. The February 26 Order also required Transmission to file tariff revisions within 15 days to permit shippers to release capacity outside of the shippers primary capacity paths. On March 6, 2003, Transmission filed a Motion for Extension of Time ("Motion") requesting that Transmission be allowed to delay the tariff filing until its next NGA
Section 4 rate case so that these changes, as well as the within-the-path scheduling priorities, could be considered in the overall context of cost allocation and rate design. The Motion is pending FERC action. Implementation of the FERC's required changes would require changes to several of Transmission's business systems, the cost of which is currently being estimated.

     In April 2002, FERC and the Department of Transportation, Office of Pipeline Safety convened a technical conference to discuss how to clarify, expedite, and streamline permitting and approvals for interstate pipeline reconstruction in the event of natural or other disaster. On January 17, 2003, FERC issued a NOPR proposing to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were due on February 27, 2003. At this time we cannot predict the outcome of this rulemaking.

     On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. At this time, we cannot predict the outcome of this rulemaking.

(10) PROPERTY, PLANT AND EQUIPMENT

     The principal components of the Company's Property, Plant and Equipment at December 31, 2002, and 2001 are as follows (in thousands):

                                                                 2002          2001
                                                              -----------   ----------
Transmission plant..........................................  $ 2,423,903   $2,153,323
General plant...............................................    1,289,507    1,288,211
Intangible plant............................................       20,446       18,475
Construction work-in-progress...............................      180,432      220,196
                                                              -----------   ----------
                                                                3,914,288    3,680,205
Less: Accumulated depreciation and amortization.............   (1,004,345)    (956,305)
                                                              -----------   ----------
Plant Assets, net...........................................  $ 2,909,943   $2,723,900
                                                              ===========   ==========

(11) OTHER DEFERRED CHARGES

     The principal components of the Company's other deferred charges at December 31, 2002, and 2001 are as follows (in thousands):

                                                               2002      2001
                                                              -------   -------
Ramp-up assets, net (1).....................................  $12,550   $12,107
Fuel tracker................................................    2,278     5,731
Long-term receivables.......................................    5,514    12,103
Overhauls, net of current amortization......................    5,386     3,606
Cash collateral payments (see Note 3).......................   16,373        --
Receipts for escrow.........................................    7,700        --
Balancing tools (2).........................................    2,203        --
Other miscellaneous.........................................    2,614     3,263
                                                              -------   -------
Total other deferred charges................................  $54,618   $36,810
                                                              =======   =======

---------------

(1) "Ramp-up" assets is a regulatory asset Transmission was specifically allowed in the FERC certificates authorizing Phase IV and V expansion projects.

(2) Balancing tools are a regulatory method by which Transmission recovers the costs of operational balancing of the pipelines' system. The balance can be a deferred charge or credit, depending on timing, rate changes, and operational activities.

(12) DEFERRED CREDITS

     The principal components of the Company's other deferred credits at December 31, 2002, and 2001 are as follows (in thousands):

                                                               2002      2001
                                                              -------   ------
Balancing tools (see Note 11)...............................  $    --   $3,557
Customer deposits (see Note 14).............................    8,205      555
Phase IV retainage & Phase V surety bond....................    1,644      946
Miscellaneous...............................................      196      761
                                                              -------   ------
Total other deferred credits................................  $10,045   $5,819
                                                              =======   ======

(13) COMMITMENTS AND CONTINGENCIES

     From time to time, in the normal course of business, the Company is involved in litigation, claims or assessments that may result in future economic detriment. The Company evaluates each of these matters and determines if loss accruals are necessary as required by SFAS No. 5, Accounting for Contingencies. The Company does not expect to experience losses that would be materially in excess of the amount accrued at December 31, 2002.

     In 1999, Transmission entered into an agreement which obligated it to various natural gas and construction projects includable in its rate base. This obligation ends July 1, 2004.

     Pursuant to recent pipeline safety legislation passed by the United States Congress, the Department of Transportation, Office of Pipeline Safety is in the process of creating new regulations regarding pipeline integrity. It is unclear what the cost of these regulations will be for Transmission's pipelines.

     The Florida Turnpike Authority (FTA) has several turnpike widening projects in the planning state, which may, over the next ten years, impact one or more of Transmission's mainlines co-located in FTA right-of-way. The most immediate projects are five Sunshine State Parkway projects, which are proposed to overlap Transmission's pipelines, for a total of approximately 25 miles. Under certain conditions, the existing agreement between Transmission and the FTA calls for the FTA to pay for any new right-of-way needed for the relocation projects and for Transmission to pay for construction costs. The actual amount of miles of pipe to be impacted ultimately, and the relocation cost and/or right-of-way cost, recoverable through rates, is undefined at this time due to the preliminary stage of FTA's planning process.

(14) CONCENTRATIONS OF CREDIT RISK AND OTHER FINANCIAL INSTRUMENTS

     The Company and its subsidiaries have a concentration of customers in the electric and gas utility industries. These concentrations of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. Credit losses incurred on receivables in these industries compare favorably to losses experienced in the Company's receivable portfolio as a whole. The Company and its subsidiaries also have a concentration of customers located in the southeastern United States, primarily within the State of Florida. Receivables are generally not collateralized. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments, deposits, or other forms of security to the Company. In 2002, Transmission sought additional security from customers due to credit concerns, and received customer deposits of $8.2 million and prepayments of $3.9 million. The Company's management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is of minimal credit risk.

     The carrying amounts and fair value of the Company's financial instruments at December 31, 2002, and 2001 are as follows (in thousands):

                                                2002                      2001
                                       -----------------------   -----------------------
                                        CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                       ----------   ----------   ----------   ----------
Cash and cash equivalents............  $  109,916   $  109,916   $   11,098   $   11,098
Long-term debt.......................   1,249,989    1,398,291    1,099,957    1,224,076

     The carrying amount of cash and cash equivalents and long-term debt reasonably approximate their fair value. The fair value of long-term debt is based upon market quotations of similar debt at interest rates currently available.

(15) COMPREHENSIVE INCOME

     Comprehensive income includes the following (in thousands):

                                                          2002      2001       2000
                                                        --------   -------   --------
Net income............................................  $ 96,587   $80,328   $100,044
Other comprehensive income:
  Derivative instruments:
     Deferred loss on anticipatory cash flow hedge
       (see note 4)...................................   (12,280)       --         --
       Recognition in earnings of previously deferred
          (gains) and losses related to derivative
          instruments used as cash flow hedges........       540       (21)        (2)
          Total comprehensive income..................  $ 84,847   $80,307   $100,042

(16) ACCOUNTING PRONOUNCEMENTS

     In August 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires companies to record a liability for the estimated removal costs of assets used in their business where there is a legal obligation associated with the removal. The liability is recorded at its fair value, with a corresponding asset which is depreciated over the remaining useful life of the long-lived asset to which the liability relates. An on going expense will also be recognized for changes in the value of the liability as a result of the passage of time. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS 143, beginning January 1, 2003, and does not believe that it will have any material impact on its results of operations, financial position or cash flows.

     In July 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement will require recognition of costs associated with exit or disposal activities when they are incurred rather than when a commitment is made to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities initiated after January 1, 2003.

     In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. While the Company does not believe there will be any initial impact of adopting this standard, it will impact any guarantees the Company issues in the future.

(17) SUBSEQUENT EVENTS

     On February 20, 2003, Transmission received a demand from ENA for a refund of $260,000 in reservation charges. Transmission collected such charges from third party shippers to whom ENA released its capacity during the period May 1 through September 30, 2002. It is Transmission's position that it has complied with its tariff and has credited the charges collected to ENA's account, as required, leaving a balance owed by ENA to Transmission. Transmission also believes it is entitled, under bankruptcy recoupment theory, to refuse to pay any sums to ENA while still owed funds under the same contacts under which ENA is claiming refunds. Transmission so advised ENA on March 6, 2003, and will defend this claim, if necessary, in the Bankruptcy Court.

     Duke notified Trading on January 3, 2003, that it had "suffered a loss of LNG supply" within the meaning of the December 22, 1998 agreement between the parties. With a follow-up letter dated January 16,

2003, Duke claimed that it had suffered the loss of LNG supply starting January 15, 2002. Duke's obligations to supply replacement gas would cease after 730 consecutive days or if the "seller's replacement cost limitation" is reached, whichever comes first. The agreement defines the "replacement cost limitation" amount as $60 million escalated by the GNP implicit price deflator. The replacement cost limitation is approximately $79.2 million as of December 31, 2002. Unable to resolve the above contentions with Duke, Trading filed a petition against Duke on March 7, 2003, in the District Court of Harris County, Texas. Trading is asking the court to declare the following: 1) that no loss of LNG supply under the agreement has occurred, 2) that Duke is obligated to supply the "optional volumes" as defined by the agreement, 3) that Duke is in default under the agreement, 4) award Trading its actual damages against Duke and 5) award Trading such other and further relief to which Trading may be justly entitled. The outcome of this petition is not known at this time, however, the impact to Trading's mark-to-market portfolio using December 31, 2002, forward pricing would be a reduction in value of approximately $54.3 million.

     On March 26, 2003,the FERC issued an order directing Trading to show cause, in a proceeding initiated by the order, why the FERC should not terminate Citrus' blanket marketing certificates by which Citrus is authorized to make sales for resale, at negotiated rates in interstate commerce of natural gas, subject to the NGA. Trading believes that it has not posted packages of gas on the Enron On Line platform, and that it has never made any gas sales into the California market, which is the subject of the FERC staff's investigation that lead to the issuance of the order. The Company plans to file a "show cause" document in response to the order no later than April 16, 2003. FERC intends to reach a final decision by July 31, 2003. An adverse ruling would terminate the blanket marketing certificates. The Company does not believe this order will have an adverse effect on its operating results, financial position or cash flows.

     After reviewing bids received, and thoroughly reviewing the options, the Enron Board of Directors voted on March 19, 2003 to move forward with the creation of a new operating entity rather than selling it's ownership interest in the Company. The formation of the new entity will require various board, bankruptcy court and regulatory approvals and is expected to be well underway by the end 2003.

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                           FLORIDA GAS     CITRUS        CITRUS
                                                           TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                            CITRUS CORP.     COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                            ------------   ------------   --------   --------------   ------------   ------------
                                                             ASSETS
Current assets
  Cash and cash equivalents...............   $    7,721     $  102,195    $     --       $   --       $        --     $  109,916
  Trade and other receivables
    Customers, net of allowance for
      doubtful accounts of $77............           --         36,434          --          222                --         36,656
    Income taxes..........................        2,850            394         348           --                55          3,647
  Price risk management assets............           --             --     147,052           --                --        147,052
  Materials and supplies..................           --          3,337          --           --                --          3,337
  Other...................................           --          6,752          --           44                --          6,796
                                             ----------     ----------    --------       ------       -----------     ----------
         Total current assets.............       10,571        149,112     147,400          266                55        307,404
                                             ----------     ----------    --------       ------       -----------     ----------
Investment in subsidiary companies........    1,701,275             --          --           --        (1,701,275)            --
                                             ----------     ----------    --------       ------       -----------     ----------
Deferred charges
  Unamortized debt expense................          774         10,117          --           --                --         10,891
  Affiliated companies....................           --        309,756       1,185           --          (310,941)            --
  Price risk management assets............           --             --     537,689           --                --        537,689
  Other...................................           37         37,276      13,755        3,550                --         54,618
                                             ----------     ----------    --------       ------       -----------     ----------
         Total deferred charges...........          811        357,149     552,629        3,550          (310,941)       603,198
                                             ----------     ----------    --------       ------       -----------     ----------
Property, plant and equipment, at cost
  Completed plant.........................           --      2,481,508          54           --         1,252,294      3,733,856
  Construction work-in-progress...........           --        180,432          --           --                --        180,432
                                             ----------     ----------    --------       ------       -----------     ----------
         Total property, plant and
           equipment......................           --      2,661,940          54           --         1,252,294      3,914,288
  Less -- accumulated depreciation and
    amortization..........................           --        594,459          54           --           409,832      1,004,345
                                             ----------     ----------    --------       ------       -----------     ----------
         Net property, plant and
           equipment......................           --      2,067,481          --           --           842,462      2,909,943
                                             ----------     ----------    --------       ------       -----------     ----------
  Total assets............................   $1,712,657     $2,573,742    $700,029       $3,816       $(1,169,699)    $3,820,545
                                             ==========     ==========    ========       ======       ===========     ==========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Long-term debt due within one year......   $   19,250     $    6,159    $     --       $   --       $        --     $   25,409
  Accounts payable
    Trade.................................          277          9,944          --           70                --         10,291
    Affiliated companies..................      311,619         17,063       1,330         (107)         (310,941)        18,964
  Accrued liabilities
    Interest..............................        2,699         18,646          --           --                --         21,345
    Other taxes...........................            1          8,735         368            3                --          9,107
  Price risk management liabilities.......           --             --     138,637           --                --        138,637
  Other...................................          (63)         2,556          --           --                --          2,493
                                             ----------     ----------    --------       ------       -----------     ----------
         Total current liabilities........      333,783         63,103     140,335          (34)         (310,941)       226,246
                                             ----------     ----------    --------       ------       -----------     ----------
Long-term debt............................      149,500      1,075,080          --           --                --      1,224,580
                                             ----------     ----------    --------       ------       -----------     ----------
Deferred credits
  Deferred income taxes...................      (15,973)       333,018      24,767        1,102           309,156        652,070
  Price risk management liabilities.......           --             --     488,911           --                --        488,911
  Other...................................           --         10,005          --           40                --         10,045
                                             ----------     ----------    --------       ------       -----------     ----------
         Total deferred credits...........      (15,973)       343,023     513,678        1,142           309,156      1,151,026
                                             ----------     ----------    --------       ------       -----------     ----------
Stockholders' equity
  Common stock............................            1          2,526           3            1            (2,530)             1
  Additional paid-in capital..............      634,271        729,496       5,498        1,287          (736,281)       634,271
  Accumulated other comprehensive
    income................................        8,089        (26,542)         --           --                --        (18,453)
  Retained earnings.......................      602,986        387,056      40,515        1,420          (429,103)       602,874
                                             ----------     ----------    --------       ------       -----------     ----------
         Total stockholders' equity.......    1,245,347      1,092,536      46,016        2,708        (1,167,914)     1,218,693
                                             ----------     ----------    --------       ------       -----------     ----------
         Total liabilities and
           stockholders' equity...........   $1,712,657     $2,573,742    $700,029       $3,816       $(1,169,699)    $3,820,545
                                             ==========     ==========    ========       ======       ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                          FLORIDA GAS     CITRUS        CITRUS
                                CITRUS    TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                CORP.       COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                               --------   ------------   --------   --------------   ------------   ------------
Revenues
  Gas sales..................  $     --     $     --     $102,166        $ --         $      --      $ 102,166
  Gas transportation, net....        --      419,272           --         364                --        419,636
                               --------     --------     --------        ----         ---------      ---------
                                     --      419,272      102,166         364                --        521,802
                               --------     --------     --------        ----         ---------      ---------
Costs and expenses
  Natural gas purchased......        --           --       91,925          --                --         91,925
  Operations and
     maintenance.............     1,450       84,250        4,147         146                --         89,993
  Depreciation...............        --       38,041           --          --                --         38,041
  Amortization...............    20,064           --           --          --                (4)        20,060
  Taxes -- other than income
     taxes...................       138       21,588          161         (28)               --         21,859
                               --------     --------     --------        ----         ---------      ---------
                                 21,652      143,879       96,233         118                (4)       261,878
                               --------     --------     --------        ----         ---------      ---------
Operating income (loss)......   (21,652)     275,393        5,933         246                 4        259,924
                               --------     --------     --------        ----         ---------      ---------
Other income (expense)
  Interest expense, net......   (21,966)     (74,646)       5,366         204                --        (91,042)
  Allowance for funds used
     during construction.....        --       17,141           --          --                --         17,141
  Other, net.................      (167)        (956)     (28,598)         13                --        (29,708)
  Equity in earnings of
     subsidiaries............   123,752           --           --          --          (123,752)            --
                               --------     --------     --------        ----         ---------      ---------
                                101,619      (58,461)     (23,232)        217          (123,752)      (103,609)
                               --------     --------     --------        ----         ---------      ---------
Income (loss) before income
  taxes......................    79,967      216,932      (17,299)        463          (123,748)       156,315
Income tax expense
  (benefit)..................   (16,619)      82,593       (6,454)        207                 1         59,728
                               --------     --------     --------        ----         ---------      ---------
          Net income
            (loss)...........  $ 96,586     $134,339     $(10,845)       $256         $(123,749)     $  96,587
                               ========     ========     ========        ====         =========      =========

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                     CITRUS       CITRUS
                                                     FLORIDA GAS    TRADING       ENERGY       ELIMINATIONS      CITRUS
                                      CITRUS CORP.   TRANSMISSION    CORP.     SERVICES INC.     & OTHER      CONSOLIDATED
                                      ------------   ------------   --------   -------------   ------------   ------------
Common stock
  Balance, beginning and end of
     year...........................   $        1     $    2,526    $      3      $    1       $    (2,530)    $        1
                                       ----------     ----------    --------      ------       -----------     ----------
Additional paid-in capital
  Balance, beginning and end of
     year...........................      634,271        729,496       5,498       1,287          (736,281)       634,271
                                       ----------     ----------    --------      ------       -----------     ----------
Accumulated other comprehensive
  income (loss):
  Balance, beginning of year........        9,982        (16,695)         --          --                --         (6,713)
  Deferred loss on cash flow
     hedge..........................           --        (12,280)         --          --                --        (12,280)
  Recognition in earnings of
     previously deferred (gains) and
     losses related to derivative
     instruments used as cash flow
     hedges.........................       (1,893)         2,433          --          --                --            540
                                       ----------     ----------    --------      ------       -----------     ----------
  Balance, end of year..............        8,089        (26,542)         --          --                --        (18,453)
                                       ----------     ----------    --------      ------       -----------     ----------
Retained earnings
  Balance, beginning of year........      506,390        311,717      51,360       1,164          (364,344)       506,287
  Net income........................       96,586        134,339     (10,845)        256          (123,749)        96,587
  Declared dividend.................           --        (59,000)         --          --            59,000             --
                                       ----------     ----------    --------      ------       -----------     ----------
  Balance, end of year..............      602,976        387,056      40,515       1,420          (429,093)       602,874
                                       ----------     ----------    --------      ------       -----------     ----------
          Total stockholders'
            equity..................   $1,245,337     $1,092,536    $ 46,016      $2,708       $(1,167,904)    $1,218,693
                                       ==========     ==========    ========      ======       ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     TWELVE MONTHS ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                     FLORIDA GAS     CITRUS        CITRUS
                                           CITRUS    TRANSMISSION   TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                           CORP.       COMPANY       CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                          --------   ------------   --------   --------------   ------------   ------------
Cash flows from operating activities
  Net income (loss).....................  $ 96,586    $ 134,339     $(10,845)      $ 256         $(123,749)     $  96,587
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities
    Equity in earnings of
      subsidiaries......................   (64,752)          --           --          --            64,752             --
    Depreciation and amortization.......    20,064       38,041           --          --                (4)        58,101
    Amortization of hedge loss in OCI...    (1,893)       2,433           --          --                --            540
    Overhaul charges amortization.......        --        1,203           --          --                --          1,203
    Non-cash interest income............        --       (2,025)          --          --                --         (2,025)
    Deferred income taxes...............        (2)      63,122       (6,966)         --                --         56,154
    Allowance for funds used during
      construction......................        --      (17,141)          --          --                --        (17,141)
  Changes in assets and liabilities
    Trade and other receivables.........        (2)       1,477           --        (130)               --          1,345
    Materials and supplies..............        --          350           --          --                --            350
    Accounts payable....................       936      (14,176)          34         277                --        (12,929)
    Accrued liabilities.................    (9,746)       4,865         (869)         39                --         (5,711)
    Other current assets and
      liabilities.......................      (102)         406           --          --                --            304
    Fair value loss of reverse swap.....        --        2,575           --          --                --          2,575
    Price risk management assets and
      liabilities.......................        --       (3,243)      29,592          --                --         26,349
    Other, net..........................       152       (6,688)     (13,757)        (93)                1        (20,385)
                                          --------    ---------     --------       -----         ---------      ---------
        Net cash provided by (used in)
          operating activities..........    41,241      205,538       (2,811)        349           (59,000)       185,317
                                          --------    ---------     --------       -----         ---------      ---------
Cash flows from investing activities
  Additions to property, plant and
    equipment...........................        --     (242,804)          --          --                --       (242,804)
  Allowance for funds used during
    construction........................        --       17,141           --          --                --         17,141
  Disposition of property, plant and
    equipment, net......................        --        2,444           --          --                --          2,444
                                          --------    ---------     --------       -----         ---------      ---------
  Net cash used in investing
    activities..........................        --     (223,219)          --          --                --       (223,219)
                                          --------    ---------     --------       -----         ---------      ---------
Cash flows from financing activities
  Dividends declared....................        --      (59,000)          --          --            59,000             --
  Intercompany accounts.................   (25,364)      22,902        2,811        (349)               --             --
  Proceeds from issuance of long-term
    debt................................        --      250,000           --          --                --        250,000
  Repayment of long-term debt...........        --      (74,700)          --          --                --        (74,700)
  Anticipatory hedge settlement (OCI)...        --      (12,280)          --          --                --        (12,280)
  Interest rate swap settlement.........        --         (550)          --          --                --           (550)
  Principal payments on long-term
    debt................................   (19,250)      (6,500)          --          --                --        (25,750)
                                          --------    ---------     --------       -----         ---------      ---------
        Net cash provided by (used in)
          financing activities..........   (44,614)     119,872        2,811        (349)           59,000        136,720
                                          --------    ---------     --------       -----         ---------      ---------
Increase (decrease) in cash and cash
  equivalents...........................    (3,373)     102,191           --          --                --         98,818
Cash and cash equivalents, beginning of
  year..................................    11,094            4           --          --                --         11,098
                                          --------    ---------     --------       -----         ---------      ---------
Cash and cash equivalents, end of
  year..................................  $  7,721    $ 102,195     $     --       $  --         $      --      $ 109,916
                                          ========    =========     ========       =====         =========      =========

                         CITRUS CORP. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                         FLORIDA GAS     CITRUS        CITRUS
                                                         TRANSMISSION   TRADING        ENERGY       ELIMINATIONS &   CITRUS CORP.
                                          CITRUS CORP.     COMPANY       CORP.     SERVICES, INC.       OTHER        CONSOLIDATED
                                          ------------   ------------   --------   --------------   --------------   ------------
                                                             ASSETS
Current assets
  Cash and cash equivalents.............   $   11,094     $        4    $     --       $   --         $        --     $   11,098
  Trade and other receivables
    Customers, net of allowance for
      doubtful accounts of $826.........           (2)        37,912          --           92                  --         38,002
    Income taxes........................           --          1,800          --           --              (1,800)            --
  Price risk management assets..........           --             --     129,516           --                  --        129,516
  Materials and supplies................           --          3,686          --           --                  --          3,686
  Other.................................            1          4,717           1           44                  --          4,763
                                           ----------     ----------    --------       ------         -----------     ----------
         Total current assets...........       11,093         48,119     129,517          136              (1,800)       187,065
                                           ----------     ----------    --------       ------         -----------     ----------
Investment in subsidiary companies......    1,649,215             --          --           --          (1,649,215)            --
                                           ----------     ----------    --------       ------         -----------     ----------
Deferred charges
  Unamortized debt expense..............          940          7,638          13           --                   1          8,592
  Affiliated companies..................        3,812        332,658       3,996           --            (340,466)            --
  Price risk management assets..........           --             --     503,654           --                  --        503,654
  Other.................................           23         33,342         (10)       3,455                  --         36,810
                                           ----------     ----------    --------       ------         -----------     ----------
         Total deferred charges.........        4,775        373,638     507,653        3,455            (340,465)       549,056
                                           ----------     ----------    --------       ------         -----------     ----------
Property, plant and equipment, at cost
  Completed plant.......................           --      2,207,661          54           --           1,252,294      3,460,009
  Construction work-in-progress.........           --        220,196          --           --                  --        220,196
                                           ----------     ----------    --------       ------         -----------     ----------
         Total property, plant and
           equipment....................           --      2,427,857          54           --           1,252,294      3,680,205
  Less -- accumulated depreciation and
    amortization........................           --        566,478          54           --             389,773        956,305
                                           ----------     ----------    --------       ------         -----------     ----------
         Net property, plant and
           equipment....................           --      1,861,379          --           --             862,521      2,723,900
                                           ----------     ----------    --------       ------         -----------     ----------
         Total assets...................   $1,665,083     $2,283,136    $637,170       $3,591         $(1,128,959)    $3,460,021
                                           ==========     ==========    ========       ======         ===========     ==========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Long-term debt due within one year....   $   19,250     $    6,500    $     --       $   --         $        --     $   25,750
  Accounts payable
    Trade...............................           67         22,666          --          (14)                 (1)        22,718
    Affiliated companies................      340,069         18,515       1,296           50            (340,466)        19,464
  Accrued liabilities
    Interest............................        3,087         10,655          --           --                  --         13,742
    Income taxes........................        6,510             --         656          (70)             (1,856)         5,240
    Other taxes.........................           --         13,266         233           32                  --         13,531
  Price risk management liabilities.....           --             --      91,867           --                  --         91,867
  Other.................................           38            115           5           --                  --            158
                                           ----------     ----------    --------       ------         -----------     ----------
         Total current liabilities......      369,021         71,717      94,057           (2)           (342,323)       192,470
                                           ----------     ----------    --------       ------         -----------     ----------
Long-term debt..........................      168,750        905,457          --           --                  --      1,074,207
                                           ----------     ----------    --------       ------         -----------     ----------
Deferred credits
  Deferred income taxes.................      (23,332)       269,896      31,733        1,102             316,518        595,917
  Price risk management liabilities.....           --          3,243     454,519           --                  --        457,762
  Other.................................           --          5,779          --           40                  --          5,819
                                           ----------     ----------    --------       ------         -----------     ----------
         Total deferred credits.........      (23,332)       278,918     486,252        1,142             316,518      1,059,498
                                           ----------     ----------    --------       ------         -----------     ----------
Stockholders' equity
  Common stock..........................            1          2,526           3            1              (2,530)             1
  Additional paid-in capital............      634,271        729,496       5,498        1,287            (736,281)       634,271
  Accumulated other comprehensive
    income..............................        9,982        (16,695)         --           --                  --         (6,713)
  Retained earnings (deficit)...........      506,390        311,717      51,360        1,163            (364,343)       506,287
                                           ----------     ----------    --------       ------         -----------     ----------
         Total stockholders' equity.....    1,150,644      1,027,044      56,861        2,451          (1,103,154)     1,133,846
                                           ----------     ----------    --------       ------         -----------     ----------
         Total liabilities and
           stockholders' equity.........   $1,665,083     $2,283,136    $637,170       $3,591         $(1,128,959)    $3,460,021
                                           ==========     ==========    ========       ======         ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                            FLORIDA GAS    CITRUS        CITRUS
                                  CITRUS    TRANSMISSION   TRADING       ENERGY       ELIMINATIONS   CITRUS CORP.
                                  CORP.       COMPANY       CORP.    SERVICES, INC.     & OTHER      CONSOLIDATED
                                 --------   ------------   -------   --------------   ------------   ------------
Revenues
  Gas transportation, net......  $     --     $351,443     $   --        $  195        $      --       $351,638
                                 --------     --------     ------        ------        ---------       --------
                                       --      351,443         --           195               --        351,638
                                 --------     --------     ------        ------        ---------       --------
Costs and expenses
  Operations and maintenance...     1,757       75,327        184           100               --         77,368
  Depreciation.................        --       31,771         --            --               --         31,771
  Amortization.................    20,064           --         --            --               (3)        20,061
  Taxes -- other than income
     taxes.....................       152       28,281        161            --               --         28,594
                                 --------     --------     ------        ------        ---------       --------
                                   21,973      135,379        345           100               (3)       157,794
                                 --------     --------     ------        ------        ---------       --------
Operating income (loss)........   (21,973)     216,064       (345)           95                3        193,844
                                 --------     --------     ------        ------        ---------       --------
Other income (expense)
  Interest expense, net........   (29,389)     (60,673)        --            45               --        (90,017)
  Allowance for funds used
     during construction.......        --       13,645         --            --               --         13,645
  Other, net...................      (227)       9,022      1,388         3,408               --         13,591
  Equity in earnings of
     subsidiaries..............   112,987           --         --            --         (112,987)            --
                                 --------     --------     ------        ------        ---------       --------
                                   83,371      (38,006)     1,388         3,453         (112,987)       (62,781)
                                 --------     --------     ------        ------        ---------       --------
Income (loss) before income
  taxes........................    61,398      178,058      1,043         3,548         (112,984)       131,063
Income tax expense (benefit)...   (18,927)      67,897        389         1,376               --         50,735
                                 --------     --------     ------        ------        ---------       --------
          Net income (loss)....  $ 80,325     $110,161     $  654        $2,172        $(112,984)      $ 80,328
                                 ========     ========     ======        ======        =========       ========

                         CITRUS CORP. AND SUBSIDIARIES

                CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                     CITRUS       CITRUS
                                                      FLORIDA GAS    TRADING      ENERGY       ELIMINATIONS      CITRUS
                                       CITRUS CORP.   TRANSMISSION    CORP.    SERVICES INC.     & OTHER      CONSOLIDATED
                                       ------------   ------------   -------   -------------   ------------   ------------
Common stock
  Balance, beginning and end of
     year............................   $        1     $    2,526    $     3      $     1      $    (2,530)    $        1
                                        ----------     ----------    -------      -------      -----------     ----------
Additional paid-in capital
  Balance, beginning and end of
     year............................      634,271        729,496      5,498        1,287         (736,281)       634,271
                                        ----------     ----------    -------      -------      -----------     ----------
Accumulated other comprehensive
  income (loss):
  Balance, beginning of year.........       11,875        (18,567)        --           --               --         (6,692)
  Deferred loss on cash flow hedge...           --             --         --           --               --             --
  Recognition in earnings of
     previously deferred (gains) and
     losses related to derivative
     instruments used as cash flow
     hedges..........................       (1,893)         1,872         --           --               --            (21)
                                        ----------     ----------    -------      -------      -----------     ----------
  Balance, end of year...............        9,982        (16,695)        --           --               --         (6,713)
                                        ----------     ----------    -------      -------      -----------     ----------
Retained earnings
  Balance, beginning of year.........      426,065        201,556     50,706       (1,008)        (251,360)       425,959
  Net income.........................       80,325        110,161        654        2,172         (112,984)        80,328
                                        ----------     ----------    -------      -------      -----------     ----------
  Balance, end of year...............      506,390        311,717     51,360        1,164         (364,344)       506,287
                                        ----------     ----------    -------      -------      -----------     ----------
          Total stockholders'
            equity...................   $1,150,644     $1,027,044    $56,861      $ 2,452      $(1,103,155)    $1,133,846
                                        ==========     ==========    =======      =======      ===========     ==========

                         CITRUS CORP. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                    FLORIDA GAS     CITRUS         CITRUS
                                         CITRUS     TRANSMISSION    TRADING        ENERGY       ELIMINATIONS   CITRUS CORP.
                                          CORP.       COMPANY        CORP.     SERVICES, INC.     & OTHER      CONSOLIDATED
                                        ---------   ------------   ---------   --------------   ------------   ------------
Cash flows from operating activities
  Net income (loss)...................  $  80,325    $ 110,161     $     654      $ 2,172        $(112,984)     $  80,328
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities
    Equity in earnings of
      subsidiaries....................   (112,987)          --            --           --          112,987             --
    Depreciation and amortization.....     20,064       31,771            --           --               (3)        51,832
    Deferred income taxes.............     (5,735)      37,841           105        1,325               --         33,536
    Allowance for funds used during
      construction....................         --      (13,645)           --           --               --        (13,645)
  Changes in assets and liabilities
    Trade and other receivables.......     (3,810)     (10,391)      103,812           26               --         89,637
    Materials and supplies............         --          322            --           --               --            322
    Accounts payable..................       (742)       1,816          (508)        (256)              --            310
    Accrued liabilities...............     (1,810)       2,276          (357)         (72)              --             37
    Other current assets and
      liabilities.....................        (26)      15,282            --          105               --         15,361
    Price risk management assets and
      liabilities.....................         --           --          (613)          --               --           (613)
    Other, net........................     (2,426)     (27,670)          622       (3,456)              --        (32,930)
                                        ---------    ---------     ---------      -------        ---------      ---------
        Net cash provided by (used in)
          operating activities........    (27,147)     147,763       103,715         (156)              --        224,175
                                        ---------    ---------     ---------      -------        ---------      ---------
Cash flows from investing activities
  Additions to property, plant and
    equipment.........................         --     (198,836)           --           --               --       (198,836)
  Allowance for funds used during
    construction......................         --       13,645            --           --               --         13,645
  Disposition of property, plant and
    equipment, net....................         --         (526)           --           --               --           (526)
                                        ---------    ---------     ---------      -------        ---------      ---------
        Net cash used in investing
          activities..................         --     (185,717)           --           --               --       (185,717)
                                        ---------    ---------     ---------      -------        ---------      ---------
Cash flows from financing activities
  Short-term bank borrowings, net.....    (30,000)     (50,000)           --           --               --        (80,000)
  Proceeds from issuance of long-term
    debt..............................         --       74,700            --           --               --         74,700
  Principal payments on long-term
    debt..............................    (19,250)      (6,500)           --           --               --        (25,750)
  Intercompany notes..................     84,100       19,459      (103,715)         156               --             --
                                        ---------    ---------     ---------      -------        ---------      ---------
        Net cash provided by (used in)
          financing activities........     34,850       37,659      (103,715)         156               --        (31,050)
                                        ---------    ---------     ---------      -------        ---------      ---------
Increase (decrease) in cash and cash
  equivalents.........................      7,703         (295)           --           --               --          7,408
Cash and cash equivalents, beginning
  of year.............................      3,391          299            --           --               --          3,690
                                        ---------    ---------     ---------      -------        ---------      ---------
Cash and cash equivalents, end of
  year................................  $  11,094    $       4     $      --      $    --        $      --      $  11,098
                                        =========    =========     =========      =======        =========      =========

ITEM 7  (b) PRO FORMA FINANCIAL STATEMENTS

     The proforma financial information requirements of Item 7(b) have been met through the inclusion of the audited combined financial statements provided in
Item 7(a).

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 as amended, Southern Natural Gas Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of May, 2003.

                                          SOUTHERN NATURAL GAS COMPANY

                                          By       /s/ GREG G. GRUBER
                                            ------------------------------------
                                                       Greg G. Gruber
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                          Treasurer
                                                  (Principal Financial and
                                                    Accounting Officer)

                                        57